Exhibit 10.2

Dated	2018

Inspired Entertainment Inc. as Parent

The Parties listed as Original Borrowers
The Parties listed as Original Guarantors

Lloyds Bank plc as Arranger
- and -

Lloyds Bank plc acting as Agent
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Cortland Capital Market Services LLC acting as Security Agent

Revolving Facility Agreement
This Agreement is entered into with the benefit of and subject to the terms of the Intercreditor Agreement (as defined herein)

Matter ref 10143L.006926 F3/GIBSONSC/6160421
Hogan Lovells International LLP Atlantic House, Holborn Viaduct, London EC1A 2FG

Hogan Lovells

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36.	Calculations and Certificates	138
37.	Partial invalidity	138
38.	Remedies and waivers	139
39.	Amendments and waivers	139
40.	Confidentiality	143
41.	Confidentiality of Funding Rates and Reference Bank Quotations	147
42.	Counterparts	149
43.	Contractual recognition of bail-in	149
44.	Governing law	151
45.	Enforcement	151

Schedules

1.	The Original Parties	153

	Part A - The Original Obligors	153
	Part B - The Original Lenders	154
	Part C - The Acceding Guarantors	154

2.	Conditions Precedent	155
	Part A - Conditions Precedent to be satisfied on or before the First Utilisation Date	155
	Part B - Conditions precedent required to be delivered by an Additional Obligor	158

3.	Utilisation Request	161
4.	Loans	161
5.	Form of Transfer Certificate	162
6.	Form of Assignment Agreement	168
7.	Form of Accession Deed	171
8.	Form of Resignation Letter	174
9.	Form of Compliance Certificate	175
10.	Timetables Loans	176
11.	Agreed Security Principles	177
12.	Form of Increase Confirmation	182
13.	Other Benchmarks	185

This agreement is made on	2018

Between:

(1)	Inspired Entertainment Inc. (the “Parent”);

(2)	The Subsidiaries of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)	The Subsidiaries of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Parent, the “Original Guarantors”);

(4)	Lloyds Bank plc as mandated lead arrangers (the “Arrangers”);

(5)	The Financial Institutions listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	Lloyds Bank plc as agent of the other Finance Parties (the “Agent”); and

(7)	Cortland Capital Market Services LLC as security agent for the Secured Parties (the “Security Agent”).

It is agreed:

Section 1

Interpretation

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Acceding Guarantor” means each of the Subsidiaries of the Parent listed in Part 3 of Schedule 1 (The Original Parties).

“Acceptable Bank” means:

(a)	an Original Lender;

(b)	a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of AA or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Aa2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Agent.

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accounting Principles” means accounting principles, policies, standards and practices which are generally accepted in the jurisdiction of incorporation of the relevant member of the Group (including US GAAP).

“Act” means the Companies Act 2006.

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“Additional Borrower” means a company which becomes a Borrower in accordance with Clause 29 (Changes to the Obligors).

“Additional Chargor” means any member of the Group which has granted Security in favour of the Security Agent, on and from the date on which it enters into a Transaction Security Document.

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower, an Additional Guarantor or an Additional Chargor.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Parent or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened in writing against or affecting the Parent or any of its Subsidiaries or any property of the Parent or any of its Subsidiaries.

“Affiliate” means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the principles set out in Schedule 10 (Agreed Security Principles).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

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“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)	the principal amount under each overdraft Facility and on-demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that such credit balance is freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Anti-Corruption Laws” means laws and regulations relating to bribery or corruption, including the FCPA, the UK Bribery Act of 2010, and all national and international laws and regulations enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Creditor Representative Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means one of PricewaterhouseCoopers, EY, KPMG or Deloitte or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date.

“Available Ancillary Commitment” means in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to the Facility, a Lender’s Commitment under the Facility minus (subject to Clause 7.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under the Facility and the Base Currency Amount of the aggregate of its Ancillary Commitments; and

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(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under the Facility on or before the proposed Utilisation Date and the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, the following amounts shall not be deducted from a Lender’s Commitment under the Facility:

(i)	that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Bank Charge” means the United Kingdom bank levy as set out in Schedule 19 to the Finance Act 2011 (as amended) and any other levy or Tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities Taxes (or other Taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 which has been enacted and which has been formally announced as proposed as at the date of this Agreement.

“Base Case Model” means the agreed base case model titled “INSE INC Bank Refinance Forecast FY18-FY24.pdf” which was circulated to the Original Lenders prior to the date of this Agreement.

“Base Currency” means Sterling (£).

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Base Currency Equivalent” means, the amount of the relevant currency required to purchase the relevant amount of the Base Currency at the Agent’s spot rate of exchange for such a purchase in the London foreign exchange market at or about 11.00 am on the relevant date.

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“Benchmark Rate” means, in relation to any Loan in a Non-LIBOR Currency:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, the Benchmark Rate shall be deemed to be zero.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to the period beginning on the date of this Agreement and ending on 30 September 2018, the Base Case Model to be delivered by the Parent to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 23.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, the state of New York and:

(a)	(in relation to any date for payment or purchase of a currency other than euro or a Non-LIBOR Currency) also in the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) which is also a TARGET Day; or

(c)	(in relation to any date for payment or purchase of (or the fixing of an interest rate in relation to) a Non-LIBOR Currency) any day specified as such in respect of that currency in Schedule 12 (Other Benchmarks).

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“Business Facility” means any real property now, hereafter or heretofore owned, or leased (including all buildings, fixtures or other improvements located thereon to the extent owned, leased or operated) by the Parent or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Cash” means money, currency or a credit balance in any demand or Deposit Account..

“Cash Equivalent Investments” means as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or the United Kingdom, (b) issued by any agency of the United States or the United Kingdom, the obligations of which are backed by the full faith and credit of such country or member state, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or the United Kingdom or any political subdivision of any such country or member state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three (3) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three (3) months after such date and issued or accepted by any Purchaser (under and as defined in the Note Purchase Agreement as at the original date thereof), any Lender or by any commercial bank organised under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Casualty Event” has the meaning given to that term in Clause 10.2 (Disposal and Insurance Proceeds).

“Change of Control” means:

(a)	any person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act), other than a Finance Party or any Affiliate of a Finance Party, shall have acquired beneficial ownership or control of 35% (or where such person is, or such “group” is controlled by, Vitruvian Partners LLP or any of its affiliates, 45%) or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Parent;

(b)	the Parent shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of the Issuer and (except as permitted by Section 6.8(a)(ii) of the Note Purchase Agreement as at the original date thereof), each direct or indirect parent entity thereof which is a Subsidiary of the Parent;

(c)	any “change of control” or similar event under any documentation evidencing material Financial Indebtedness shall occur; or

(d)	any Security (other than Security granted in connection with the Note Purchase Agreement and those arising by operation of law which constitute Permitted Security) shall be created, incurred, assumed or suffered to exist upon any of the Equity Interests of the Issuer or any direct or indirect parent entity thereof which is a Subsidiary of the Parent.

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“Charged Property” means all of the assets of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Chargor” means an Original Chargor or an Additional Chargor.

“Chief Financial Officer” means the finance director of the Parent from time to time or, if there is no finance director appointed at the relevant time, the “chief operating officer finance and operations” of the Parent from time to time (or, in each case, any director of the Parent acting as such officer’s deputy in that capacity or performing those functions).

“Closing Date” means the later of:

(a)	the date on which the Agent has received or waived in writing all of the documents or other evidence listed in Part A of Schedule 2 (Conditions Precedent), in each case in form and substance satisfactory to the Agent (acting reasonably);

(b)	the Notes are issued; or

(c)	the Refinancing Transactions occur.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part B of Schedule 1 (The Original Parties) and the Base Currency Amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

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(i)	information that:

(1)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(2)	is identified in writing at the time of delivery as non confidential by any member of the Group or any of its advisers; or

(3)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA for the relevant type of proposed transaction or in any other form agreed between the Parent and the Agent.

“Consolidated Maintenance Capital Expenditure” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Consolidated Growth Capital Expenditure” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Constitutional Documents” means the memorandum and articles of association of the Parent together with the certificate of incorporation of the Parent and certificates of incorporation on change of name (if any) of the Parent.

“Contractual Obligation” means, as applied to any person, any provision of any Equity Interest or other security issued by that person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.

“Control” means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the company; or

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(b)	the holding beneficially of more than 50% of the issued share capital of the company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

“Copyrights” has the meaning given to that term in the US Security Agreement.

“CTA” means the Corporation Tax Act 2009.

“Data Centres” means all facilities used to house computer systems and associated components relating to any Machine.

“Debenture” means the debenture, in agreed form, to be executed by certain Original Chargors in favour of the Security Agent.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means an Event of Default which has resulted in the Agent exercising any of its rights under paragraphs (a)(i) to (vi) of Clause 26.14 (Acceleration).

“Deed of Accession and Charge” means a deed of accession and charge to the Debenture.

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(1)	administrative or technical error; or

(2)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

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“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organisation, other than an account evidenced by a negotiable certificate of deposit.

“Designated Gross Amount” has the meaning given to that term in Clause 7.2 (Availability).

“Designated Net Amount” has the meaning given to that term in Clause 7.2 (Availability).

“Disposal” has the meaning given to that term in Clause 10.2 (Disposal and Insurance Proceeds).

“Disposal Proceeds” has the meaning given to that term in Clause 10.2 (Disposal and Insurance Proceeds).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Financial Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date (as defined in the Note Purchase Agreement as at the original date thereof).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Claim” means any written notice, notice of violation, claim, action, suit, Governmental Authority proceeding, demand, abatement order or other enforcement order or directive (conditional or otherwise), by any Governmental Authority or any other person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

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“Environmental Law” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorisations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Parent or any of its Subsidiaries or any Business Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding (a) for the purposes of Restricted Payments (as defined in the Note Purchase Agreement as at the original date thereof), any Financial Indebtedness convertible into the foregoing unless and until so converted or (b) for purposes of determining a Change of Control, any Financial Indebtedness convertible into the foregoing if the holder of such Financial Indebtedness is not permitted to convert such Financial Indebtedness at such time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto and the rules and regulations promulgated thereunder.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to clause 14.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Euro”, “EUR” and “€” means the single currency unit of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Disposal Proceeds” has the meaning given to that term in Clause 10.2 (Disposal and Insurance Proceeds).

“Excluded Insurance Proceeds” has the meaning given to that term in Clause 10.2 (Disposal and Insurance Proceeds).

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“Excluded Subsidiary” means (i) any Subsidiary that is prohibited by applicable law, rule or regulation (including financial assistance and/or corporate benefit regulations or prohibitions and fraudulent preference rules and “thin capitalisation” rules) from becoming a Guarantor, (ii) any Subsidiary formed or acquired after the Closing Date for which becoming a Guarantor and granting Transaction Security would result in material adverse tax consequences to the Parent or any of its Subsidiaries (as reasonably agreed between the Agent and the Parent), (iii) any other Subsidiary with respect to which, the Agent and the Parent reasonably agree that the cost or other consequences of becoming a Guarantor or granting Transaction Security are likely to be excessive in relation to the value to be afforded thereby and (iv) Inspired Gaming Spain S.L., any Immaterial Subsidiary (as defined in the Note Purchase Agreement as at the original date thereof), and any Subsidiary set forth in Schedule 6.8 of the Note Purchase Agreement as at the original date thereof (subject to the provisions of Section 5.2 of the Note Purchase Agreement as at the original date thereof); provided that no Subsidiary that is a borrower or guarantor under this Agreement shall be an Excluded Subsidiary unless, at substantially the same time as it becomes an Excluded Subsidiary hereunder it ceases to be a guarantor or borrower, as applicable, under such other Financial Indebtedness (and does not become a borrower or guarantor thereunder for so long as it constitutes an Excluded Subsidiary hereunder).

“Existing Facilities “ means the facilities provided under the senior term and revolving facilities agreement dated 18 March 2014 (as amended and amended and restated from time to time) between, among others, DMWSL 631 Limited (as Parent), Ares Management Limited and Lloyds Bank plc (as Arrangers) and Ares Management Limited (as Agent and Security Agent).

“Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors (or equivalent governing body) or, pursuant to a specific delegation of authority by such board of directors or a designated senior executive officer, of the Parent, or the Subsidiary of the Parent which is selling or owns such asset.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

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“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FCPA” means the US Foreign Corrupt Practices Act of 1977 (15 U.S.C. ss78dd-1 et seq.).

“Fee Letter” means:

(a)	any letter or letters dated on or about the date of this Agreement between the Arrangers and the Parent (or the Agent and the Parent or the Security Agent and the Parent) setting out any of the fees referred to in Clause 15 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (g) of Clause 2.2 (Increase) or Clause 15.5 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Intercreditor Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request, and any other document designated as a “Finance Document” by the Agent and the Parent provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	the definition of “Transaction Document”;

(d)	the definition of “Transaction Security Document”;

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(e)	paragraph (a)(iv) of Clause 1.2 (Construction);

(f)	Clause 21 (Guarantee and indemnity); and

(g)	Clause 26 (Events of Default) (other than Clause 26.14 (Acceleration)).

“Finance Lease” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Finance Party” means the Agent, the Arrangers, the Security Agent, a Lender, a Hedge Counterparty or any Ancillary Lender, provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of “Secured Parties”;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of Material Adverse Effect;

(d)	Clause 21 (Guarantee and indemnity);

(e)	Clause 25.26 (Further assurance); and

(f)	Clause 31 (Conduct of business by the Finance Parties).

“Finance Party Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

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(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

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“Financial Indebtedness” means, as applied to any person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with the Accounting Principles; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements (excluding (A) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of business that are not overdue by more than 90 days or, to the extent that the amounts payable thereunder are being contested by the Parent in good faith, 180 days, (B) prepaid or deferred revenue arising in the ordinary course of business, and (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset); (v) all indebtedness of others secured by any Security on any property or asset owned or held by that person regardless of whether the indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person; (vi) the face amount of any letter of credit issued for the account of that person or as to which that person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such person of the obligation of another constituting Financial Indebtedness of the type described in clauses (i) through (vii) above; (ix) any obligation of such person the primary purpose or intent of which is to provide assurance to an obligee that the obligation constituting Financial Indebtedness of the type described in clauses (i) (vii) above of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such person for an obligation constituting Financial Indebtedness of the type described in clauses (i) through (vii) above of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) net obligations of such person in respect of any exchange traded or over the counter derivative transaction, including under any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; and (xii) all obligations of such person in respect of the sale or factoring of receivables other than receivables Disposed (as defined in the Note Purchase Agreement as at the original date thereof) of pursuant to Section 6.8(k) of the Note Purchase Agreement as at the original date thereof. The Financial Indebtedness of any person shall include the Financial Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Financial Indebtedness expressly provide that such person is not liable therefor. The “amount” or “principal amount” of any guaranty or other contingent liability referred to in clause (viii), (ix) or (x) above (I) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith or (y) if the amount of the guaranty or other contingent liability is less than the determinable amount of the primary obligation (e.g., because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation as reasonably determined by such person in good faith and (II) shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

“Financial Quarter” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“Financial Year” has the meaning given to that term in Clause 24.1 (Financial definitions).

“First Priority” means, with respect to any Security purported to be created in any collateral pursuant to any Transaction Security Document, that such Security is senior in priority to any other Security to which such collateral is subject, other than Permitted Security applicable to such collateral which as a matter of law or contract have priority over the respective Transaction Security on such collateral.

“First Utilisation Date” means the date of the first Utilisation of the Facility.

“Foreign Plan” means any employee benefit plan, pension plan, program, policy, arrangement or agreement maintained or contributed to by any Obligor or any of their respective Subsidiaries with respect to employees employed outside the US.

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“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 14.4 (Cost of funds).

“Funds Flow Statement” means a funds flow statement in the form agreed by the Parent and the Agent detailing the proposed movement of funds on or to effect the Closing Date.

“GAAP” means generally accepted accounting principles in the jurisdiction of incorporation of the relevant member of the Group in effect as of the date of determination thereof.

“Gaming Approval” means any and all approvals, authorisations, permits, consents, rulings, orders or directives of any Governmental Authority (including, without limitation, any Gaming Authority) (a) necessary to enable the Parent or any of its Subsidiaries to engage in, operate or manage any casino, gambling and/or gaming business (wheresoever or howsoever conducted) or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Closing Date, (b) required by any Gaming Law or (c) necessary to accomplish the transactions contemplated hereby.

“Gaming Authority” means, in any jurisdiction in which the Parent or any of its Subsidiaries manages or conducts any casino, gambling and/or gaming business or activities, the applicable gambling and/or gaming board, commission, authority or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the gambling and/or gaming activities of the Parent or its Subsidiaries or their properties or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws, rules, agreements, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the Parent or any of its Subsidiaries or their properties in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming License” means any Gaming Approval or other casino, gambling and/or gaming license issued by any Gaming Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organisation, in each case whether associated with a state of the United States, the United States, England and Wales, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank). “Governmental Authority” shall include the National Association of Insurance Commissioners and any Gaming Authority.

“Governmental Authorisation” means any permit, license, authorisation, plan, directive, consent order or consent decree of or from any Governmental Authority.

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“Group” means the Parent and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart delivered to the Agent in accordance with Clause 4.1 (Initial conditions precedent).

“Guarantor” means an Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or which could pose a hazard to the health and safety of the owners, occupants or any persons in the vicinity of any Business Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means, with respect to acts or omissions of the Parent, any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing as applied to the Parent or its Subsidiaries.

“Hedge Counterparty” means:

(a)	the Original Hedge Counterparty; and

(b)	any person which has become a Party as a Hedge Counterparty in accordance with Clause 27.7 (Affiliates of Lenders as Hedge Counterparties),

which, in each case, is or has become a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement.

“Hedging Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (ii) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement..

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

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(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	a Finance Party Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(1)	administrative or technical error; or

(2)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Insurance Proceeds” has the meaning given to that term in Clause 10.2 (Disposal and Insurance Proceeds).

“Intellectual Property” has the meaning given to that term in the US Security Agreement.

“Intercreditor Agreement” means the intercreditor agreement dated on or around the date as this Agreement and made between, among others, the Parent, Cortland Capital Market Services LLC (as Security Agent), Cortland Capital Market Services LLC (as Senior Note Agent) and Lloyds Bank plc (as Senior RCF Agent).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR for any Loan, the rate rounded to the same number of decimal places as the two relevant Screen rates which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

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“Investment” means (i) any direct or indirect purchase or other acquisition by the Parent or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities (as defined in the Note Purchase Agreement as at the original date thereof) of any other person (other than the Issuer or any Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Parent from any person (other than the Parent, the Issuer or any Guarantor), of any Equity Interests of such person; (iii) any direct or indirect loan, advance or capital contributions by the Parent or any of its Subsidiaries to any other person (other than the Parent, the Issuer or any Guarantor), including all indebtedness and accounts receivable from that other person that are not current assets or did not arise from sales to that other person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuer” means Gaming Acquisitions Limited, a limited liability company incorporated under the laws of England and Wales with registered number 07120910 and having its registered office at 3 The Maltings, Wetmore Road, Burton-On-Trent, Staffordshire, DE14 1SE, United Kingdom.

“ITA” means the Income Tax Act 2007.

“Joint Venture” means an entity in which a member of the Group holds an interest on a long-term basis and is treated as a joint venture in the latest financial statements of that member of the Group.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 29 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 27 (Changes to the Lenders),

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which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan or

(b)	as otherwise determined pursuant to clause 14.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“Licence Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License or similar Gaming Approval or Governmental Authorisation held by the Parent or any of its Subsidiaries or required for the Parent or any of its Subsidiaries in order to conduct its business.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Machine Assets” means all Machines, Spares and Data Centres.

“Machines” means all betting, gaming and entertainment machines, vending machines, self service betting terminals, ATM machines and coin operated telephones operated by the Group (including for the avoidance of doubt, all fixed odds betting terminals, bingo hand-held devices, video lottery terminals, amusement-with-prizes machines, skill-with-prizes machines, pool machines and the like) together with any other revenue generating machine operated by the Group in the ordinary course of business and including all inputs and components of such machines.

“Majority Lenders” means (subject to Clause 7.2(a) (Availability)) a Lender or Lenders whose Commitments aggregate more than 66⅔% per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% per cent of the Total Commitments immediately prior to that reduction).

“Margin” means:

(a)	in relation to any Loan 4.00 per cent per annum; and

(b)	in relation to any Unpaid Sum, the rate per annum specified above.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group (in each case) taken as a whole; or

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents; or

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(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Net Cash Provided by Operating Activities” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Non-Acceptable L/C Lender” means a Lender under the Facility which:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank”; or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 30.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i)-(ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in Clause 39.5 (Replacement of Lenders).

“Note Purchase Agreement” means the note purchase agreement and guaranty dated on or around the date of this Agreement and made between, amongst others, Gaming Acquisitions Limited (as Issuer), Inspired Entertainment Inc. (as Holdings) and Cortland Capital Market Services LLC (as Note Agent and Collateral Agent).

“Note Security Documents” means the Security entered into to secure the obligations of the Issuer under the Note Purchase Agreement.

“Notes” has the meaning given to that term in the Note Purchase Agreement as at the original date thereof.

“Obligor” means the Parent, a Borrower, a Guarantor or a Chargor.

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“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Chargor” means the Parent and each of the Subsidiaries of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as Original Chargors.

“Original Financial Statements” means:

(a)	in relation to the Parent, its consolidated audited financial statements for its Financial Year ended 30 September 2017; and

(b)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 23.1 (Financial Statements).

“Original Obligor” means an Original Borrower, an Original Guarantor or an Original Chargor.

“Patent” has the meaning given to that term in the US Security Agreement.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Permitted Acquisition” means any acquisition of any asset which is permitted to be made under the terms of any of Sections 6.6, 6.8 and/or 6.13 of the Note Purchase Agreement as at the original date thereof.

“Permitted Disposal” means any sale, lease, licence, surrender, transfer or other disposal which is permitted to be made under the terms of any of Sections 6.8, 6.9 and/or 6.10 of the Note Purchase Agreement as at the original date thereof.

“Permitted Distribution” means any dividend or other payment which is permitted to be made under the terms of Section 6.4 of the Note Purchase Agreement as at the original date thereof.

“Permitted Financial Indebtedness” means Financial Indebtedness which is permitted to be incurred or to remain outstanding under the terms of Section 6.1 of the Note Purchase Agreement as at the original date thereof.

“Permitted Guarantee” means any guarantee, bond or indemnity in respect of any obligation of any person which is permitted to be incurred or allowed to remain outstanding under the terms of either Section 6.1 and/or Section 6.2 of the Note Purchase Agreement as at the original date thereof.

“Permitted Joint Venture” means any investment in any Joint Venture after the date of this Agreement which is permitted to be made under the terms of either Section 6.6 and/or Section 6.8 of the Note Purchase Agreement as at the original date thereof.

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“Permitted Loan” means loan or other advance of Financial Indebtedness (to the extent constituting Financial Indebtedness) which is permitted to be made under the terms of Section 6.6 of the Note Purchase Agreement as at the original date thereof.

“Permitted Security” means any Security or Quasi-Security which is permitted to be created, permitted to subsist or otherwise sold, transferred, disposed of or entered into under the terms of Section 6.2 of the Note Purchase Agreement as at the original date thereof.

“Permitted Share Issue” means an issue of shares or other equity interests which is permitted to be made under the terms of Section 6.9 of the Note Purchase Agreement as at the original date thereof.

“Properties” means each of the properties listed in the Debenture and each Deed of Accession and Charge and any other Real Property acquired by an Obligor after the date of this Agreement.

“PSC Notice” means any of:

(a)	warning notice issued under paragraph 1 of Schedule 1B of the Act; or

(b)	a restrictions notice issued under paragraph 1 of Schedule 1B of the Act.

“PSC Register” means a register of people with significant control as required under Part 21A of the Act.

“Qualifying Lender” has the meaning given to that term in Clause 16 (Tax gross-up and indemnities).

“Quarter Date” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Quarterly Financial Statement” has the meaning given to that term in Clause 23 (Information undertakings).

“Quasi-Security” has the meaning given to that term in Clause 25.13 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Property” means:

(a)	any freehold, leasehold or immovable property; and

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(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means:

(a)	the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(i)	in relation to LIBOR as either:

(1)	if:

(A)	the Reference Bank is a contributor to the applicable Screen Rate; and

(B)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(2)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or

(ii)	in relation to EURIBOR:

(1)	(other than where paragraph (2) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(2)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to a Benchmark Rate for a Loan in a Non-LIBOR Currency, the rate specified as such in respect of that currency in Schedule 12 (Other Benchmarks)].

“Reference Banks” means the principal London offices of such banks as may be appointed by the Agent in consultation with the Parent (provided that each such bank consents to its appointment).

“Refinancing Transactions” has the meaning given to that term in the Note Purchase Agreement as at the original date thereof.

“Related Fund” means in relation to a fund (the “first fund”), a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

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“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Entity” means any member of the Group which is required to keep a PSC Register and whose share capital will be the subject of security created by an Obligor under any Transaction Security Document.

“Relevant Market” means, in relation to euro, the European interbank market, in relation to a Non-LIBOR Currency, the market specified as such in respect of that currency in Schedule 12 (Other Benchmarks) and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Repayment Date” means the last day of an Interest Period for a Loan.

“Repeating Representations” means each of the representations set out in Clause 22.2 (Status) to Clause 22.7 (Governing law and enforcement), Clause 22.10 (No default), Clause 22.11 (No misleading information), paragraphs (c) and (d) of Clause 22.12 (Original Financial Statements) and Clause 22.19 (Centre of main interests and establishments).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid; or

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

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(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.

“Sanctioned Country” has the meaning given to it in Clause 22.22 (Sanctions)

“Sanctioned Person” has the meaning given to it in Clause 22.22 (Sanctions).

“Sanctions” has the meaning given to it in Clause 22.22 (Sanctions).

“Sanctions Authority” has the meaning given to it in Clause 22.22 (Sanctions).

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company and the Lenders.

“Secured Parties” means each Finance Party and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Separate Loan” has the meaning given to that term in Clause 8.1 (Repayment of Loans).

“Signing Date” means the date of this Agreement.

“Spares” means replacement components, inputs and parts relating to any Machine.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Sterling” and “£” means the lawful currency of the UK.

“Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the person or persons (whether directors, managers, trustees or other persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof; provided, in determining the percentage of ownership interests of any person controlled by another person, no ownership interest in the nature of a “qualifying share” of the former person shall be deemed to be outstanding.

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“TARGET 2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 29 November 2007.

“TARGET Day” means any day on which TARGET 2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling three years after the Closing Date.

“Total Commitments” means the aggregate of the Commitments, being £7,500,000 as at the Signing Date.

“Trademark” has the meaning given to that term in the US Security Agreement.

“Transaction Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred (or required to be paid) by the Parent or any other member of the Group in connection with the Transaction Documents.

“Transaction Documents” means the Finance Documents, the Note Purchase Agreement, the Note Security Documents and the Constitutional Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the Debenture, the US Security Agreement and each Deed of Accession and Charge, together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

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“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US$” means the lawful currency for the time being of the US.

“US Security Agreement” means the security agreement governed by the laws of New York, in agreed form, to be executed by certain Original Chargors in favour of the Security Agent, together with: (1) the short-form patents security agreement between, Inspired Gaming (UK) Limited as Grantor and Cortland Capital Market Services LLC as Collateral Agent; and (2) the short-form trademarks security agreement between, Inspired Gaming (UK) Limited as Grantor and Cortland Capital Market Services LLC as Collateral Agent.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, the “Arrangers”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

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(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally) or novated;

(v)	“guarantee” means (other than in Clause 21 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“Guarantor”, “Original Guarantor”, “Additional Guarantor” and “this guarantee” shall not be construed restrictively and shall include the payment undertakings and indemnities contained in Clause 21 (Guarantee and Indemnity);

(vii)	“wholly owned subsidiary” means a company or corporation that has no members except for:

(1)	another company or corporation and that other company’s or corporation’s wholly-owned subsidiaries; or

(2)	persons acting on behalf of that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries.

(viii)	“including” and “in particular” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “in particular, but without limitation”;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust, consortium or partnership (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, or department of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted and any subordinate legislation made under it; and

(xiii)	a time of day is a reference to London time.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

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(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with a Lender or other financial institution approved by the Security Agent (if the cash cover is to be provided for all the Lenders) or with a Lender or Ancillary Lender (if the cash cover is to be provided for that Lender or Ancillary Lender);

(ii)	until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the Lender or Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(f)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(g)	A Borrower “repaying” or “prepaying” Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are, repaid or prepaid under subparagraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(h)	An amount borrowed includes any amount utilised under an Ancillary Facility.

(i)	Any consent, waiver or approval required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.

(j)	Reference to a monetary sum specified in the Base Currency in Clause 22 (Representation), Clause 23 (Information Undertakings), Clause 24 (Financial Covenants), Clause 25 (General Undertakings) and/or Clause 26 (Events of Default) shall be deemed to include reference to the Base Currency Equivalent of such sum.

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(k)	A certificate to be delivered by a director of any company shall be deemed to be delivered on behalf of that company and without personal liability save in the case of fraud or wilful misconduct.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Accounting Terms

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with the Accounting Principles. As used in this Agreement, “Net Cash Provided by Operating Activities”, “Cash Paid During the Period for Income Taxes” and “Cash Paid During the Period for Interest” shall refer to “Net Cash Provided by Operating Activities”, “Cash Paid During the Period for Income Taxes” and “Cash Paid During the Period for Interest” as each such amount is set forth in the consolidated financial statements of the Parent for the relevant Relevant Period and delivered pursuant to Clause 23.1, which amounts shall be determined (x) in accordance with the Accounting Principles as in effect at the time of such determination, (y) consistent with past practices and (z) applying the same terms and methodology under which such amounts and any applicable component amounts were determined in the Historical Financial Statements (as defined in the Note Purchase Agreement as at the original date thereof), it being understood that, subject to the other provisions of this Clause 1.4, if any change in the Accounting Principles requires a modification in the determination of such amounts in a manner that results in non-compliance with clauses (y) or (z), then such modification shall be permitted hereunder solely to the extent required in order for such determinations to be in compliance with the Accounting Principles, as in effect at the time of such determination. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Financial Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Financial Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Financial Indebtedness in a reduced or bifurcated manner as described therein, and such Financial Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision contained herein or in the other Finance Documents, any operating lease shall not be treated as a Capital Lease for any purpose and shall continue to be treated as an operating (and any future operating lease, if it was in effect on the date hereof, that would be treated as an operating lease for purposes of the Accounting Principles as of the date hereof shall be treated as an operating lease), in each case, for all purposes of this Agreement, notwithstanding any actual or proposed change in the Accounting Principles after the date hereof. For purposes of determining compliance with Clause 24.2, the principal amount of the Notes (under and as defined in the Note Purchase Agreement as at the original date thereof) outstanding at any time shall be calculated using a spot rate of exchange for exchanging US$ into Sterling, with such spot rate of exchange being determined in accordance with the terms of Section 1.2 of the Note Purchase Agreement (as at the original date thereof).

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1.5	Exchange Rate Fluctuations

(a)	When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Defaults under the Finance Documents, the equivalent to an amount in the Base Currency shall be calculated at the rate for the conversion of the Base Currency into the relevant currency of the non-base currency monetary limit, threshold and other exception which the Parent (acting reasonably and in good faith) has used and has notified to the Agent, in each case, as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b)	No Event of Default or breach of any representation and warranty or undertaking under the Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent, or any other currency specified in respect of, of any relevant amount due to fluctuations in exchange rates.

Section 2

The Facility

2.	The Facility

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lenders make available a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Commitments.

(b)	The Facility will be available to all Borrowers.

(c)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under the Facility.

2.2	Increase

(a)	The Parent may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 9.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 9.1 (Illegality),

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request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Parent (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall, subject to the conditions set out in paragraph (d) below, take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)	The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)	An increase in the Commitments will only be effective if the Increase Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement.

(e)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

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(f)	The Parent shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(g)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(h)	Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 27.3 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

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(i)	the Parent on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make any agreements and to effect any amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility and any utilisation of any Ancillary Facility towards the general corporate, working capital and capex purposes of the Group (including towards the cost of Machines, Machine inputs and/or components and labour costs of the Group, to the extent such labour costs are capitalised) (but not towards prepayment of any indebtedness under the Notes, or, in the case of any utilisation of any Ancillary Facility, towards prepayment of any Utilisation).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the First Utilisation Date, the Agent has received or waived in writing all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent to be satisfied on or before First Utilisation), in each case in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

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4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Declared Default has occurred and, in the case of any other Utilisation, no Event of Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to any Utilisation on the First Utilisation Date, all the representations and warranties in Clause 22 (Representations) or, in relation to any other Utilisation the Repeating Representations, to be made by each Obligor are true.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market (at the Specified Time or, if later, on the date the Agent receives the relevant Utilisation Request) and the Utilisation Date for that Utilisation; and

(ii)	it is euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under sub-paragraph (a)(ii) above, the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request if as a result of the proposed Utilisation 15 or more Utilisations would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

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Section 3

Utilisation

5.	Utilisation - Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Obligors’ Agent on its behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 13 (Interest Periods);

(b)	Only one Utilisation may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	if the currency selected is the Base Currency, a minimum of £250,000 or, if less, the Available Facility; or

(ii)	if the currency selected is Euro, a minimum of €350,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency other than Euro, the minimum amount specified by the Agent pursuant to sub-

paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 8.1 (Repayment of Loans) each Lender shall make its participation in each Loan available, by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

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(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

(d)	The Agent shall, as soon as reasonably practicable, provide to the Security Agent, upon the Security Agent’s reasonable written request, a list of all Lenders, all Loans (including each Lenders’ participation in each Loan) and each Lenders’ Available Commitment, in each case, as at the date of such request.

5.5	Limitations on Utilisations

The Facility shall not be utilised unless the Closing Date has occurred.

5.6	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Facility.

5.7	Clean down

The Parent shall ensure that the aggregate of the Base Currency Amounts of:

(a)	all Loans; and

(b)	(to the extent not included within paragraph (a) above), any cash loans covered by a letter of credit or guarantee issued under an Ancillary Facility as contemplated by the definition of Permitted Financial Indebtedness; LESS

(c)	any amount of cash or Cash Equivalent Investments held by the Parent and any other wholly-owned members of the Group,

(as confirmed in a certificate signed by two authorised signatories of the Parent provided to the Agent within 10 Business Days after the end of each Financial Year) shall not exceed zero for a period of not less than three successive Business Days in each of its Financial Years (commencing with its first full Financial Year to occur after the Closing Date provided that the Closing Date occurs on or prior to 30 September 2018). Not less than three months shall elapse between two such periods.

6.	Optional Currencies

6.1	Selection of currency

A Borrower (or the Obligors’ Agent on its behalf) shall select the currency of a Utilisation in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

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the Agent will give notice to the relevant Borrower (or the Obligors’ Agent on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7.	Ancillary Facilities

7.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short-term loan facility;

(d)	a derivatives facility;

(e)	credit card facilities;

(f)	a foreign exchange facility; or

(g)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

7.2	Availability

(a)	If the Parent and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment (which shall (except for the purposes of determining the Majority Lenders and of Clause 39.5 (Replacement of Lenders)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	An Ancillary Facility shall not be made available unless, not later than 5 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Parent:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(1)	the proposed Borrower(s) which may use the Ancillary Facility;

(2)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(3)	the proposed type of Ancillary Facility to be provided;

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(4)	the proposed Ancillary Lender;

(5)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account the maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(6)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency);

(ii)	a copy of the proposed Ancillary Document; and

(iii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the Parent, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender with respect to the Facility; and

(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Facility (or such earlier date as the Commitment of the relevant Lender (or its Affiliate) is reduced to zero).

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(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 36.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; and

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 15.5 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facilities

(a)	An Ancillary Facility shall cease to be available on the Termination Date in relation to the Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Commitment shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)	the Total Commitments have been cancelled in full, or all outstanding Utilisations under the Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the Facility immediately due and payable or the expiry date of the Ancillary Facility occurs; or

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation and the Ancillary Lender gives sufficient notice to enable a Utilisation to be made to refinance those Ancillary Outstandings.

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(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in sub-paragraph (c)(iii) above can be refinanced by a Utilisation of the Facility:

(i)	the Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as sub-paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are solely applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or sub-paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation to refinance Ancillary Outstandings:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Utilisations then outstanding as its Commitment bears to the Total Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Services Authority as netted for capital adequacy purposes.

7.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

7.6	Adjustment for Ancillary Facilities upon acceleration

In this Clause 7.6:

“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

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“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(a)	If the Agent exercises any of its rights under under Clause 26.14 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Commitment bears to the Total Commitments, each as at the date the notice is served under Clause 26.14 (Acceleration).

(b)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c)	Prior to the application of the provisions of paragraph (a) above, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft Facility against credit balances on any account comprised in such overdraft facility.

(d)	All calculations to be made pursuant to this Clause 7.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

7.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part 2 or Part 3 of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to, or assumed by, that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

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(b)	The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to sub-paragraph (b)(i) of Clause 7.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement as an Ancillary Lender in accordance with clause 19.10 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 27 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by that Affiliate.

7.9	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than its Ancillary Commitment and (where that Lender’s Affiliate is making Ancillary Facilities available) the aggregate of its own Ancillary Commitment (if any) and the Ancillary Commitment of that Affiliate.

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Section 4

Repayment, Prepayment and Cancellation

8.	Repayment

8.1	Repayment of Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(1)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(A)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)	each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(2)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(A)	the relevant Borrower will not be required to make any payment in cash; and

(B)	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

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(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date in relation to the Facility and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than 10 Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Loans generally (including Clause 4 (Conditions of utilisation)) shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.	Illegality, Voluntary Prepayment and Cancellation

9.1	Illegality

If, in any applicable jurisdiction it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and shall procure that if that Lender (or its Affiliate) is also an Ancillary Lender, all Ancillary Outstandings owed to it are also fully repaid.

9.2	Voluntary cancellation

The Obligors’ Agent may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £100,000) of the Available Facility. Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably under the Facility.

9.3	Voluntary prepayment of Utilisations

A Borrower to which a Utilisation has been made may, if it or the Obligors’ Agent gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of £50,000).

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9.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Obligors’ Agent or an Obligor under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased costs),

the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in sub-paragraphs (a)(i) or (ii) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under sub-paragraphs (a)(i) or (ii) above in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

9.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

10.	Mandatory Prepayment

10.1	Exit

(a)	Upon the occurrence of:

(i)	a Change of Control; or

(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facility will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

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10.2	Disposal and Insurance Proceeds

(a)	For the purposes of this Clause 10.2 and Clause 10.3 (Application of mandatory prepayments):

“Disposal” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any person (other than another member of the Group), in one transaction or a series of related transactions, of all or any part of a member of the Group’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Parent’s Subsidiaries, other than inventory sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued).

“Disposal Proceeds” means, with respect to any Disposal pursuant to Section 6.8(c)(x) of the Note Purchase Agreement as at the original date thereof, an amount equal to Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetisation of, a note receivable or otherwise, but only as and when so received) received by a member of the Group from such Disposal except Excluded Disposal Proceeds and after deducting any bona fide direct costs incurred in connection with such Disposal, including:

(i)	income or gains taxes payable or reasonably estimated to be payable by the seller (or the Parent, on a consolidated basis) as a result of any gain recognized in connection with such Disposal;

(ii)	payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Financial Indebtedness (other than the Facility) that is secured by Security on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Disposal; and

(iii)	a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposal undertaken by any member of the Group in connection with such Disposal, provided that upon release of any such reserve, the amount released shall be considered Disposal Proceeds.

“Excluded Disposal Proceeds” means (i) if no Default or Event of Default has occurred and is continuing and (ii) to the extent that aggregate Disposal Proceeds from the Closing Date through the applicable date of determination do not exceed $1,000,000 (or its equivalent), Disposal Proceeds which the Parent, directly or through one or more of its Subsidiaries, invests within one hundred eighty (180) days of receipt thereof (or legally commits to apply such Disposal Proceeds within 180 days after receipt and actually apply them within 365 days of receipt thereof) in long term productive assets of the general type (including capitalised software) used in the business of the Group.

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“Excluded Insurance Proceeds” means (i) if no Default or Event of Default has occurred and is continuing and (ii) to the extent that aggregate Insurance Proceeds from the Closing Date through the applicable date of determination do not exceed $1,000,000 (or its equivalent), Insurance Proceeds which the Parent, directly or through one or more of its Subsidiaries, invests within one hundred eighty (180) days of receipt thereof (or legally commits to apply such Disposal Proceeds within 180 days after receipt and actually apply them within 365 days of receipt thereof) in long term productive assets of the general type (including capitalised software) used in the business of the Group, which investment may include the repair, restoration or replacement of the applicable assets thereof.

“Insurance Proceeds” means any Cash payments or proceeds received by any member of the Group:

(i)	under any casualty insurance policy in respect of a covered loss thereunder; or

(ii)	as a result of the taking of any assets of member of the Group by any person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking (any event of the type referenced in clauses (a) and (b) above being referred to as a “Casualty Event”), except Excluded Insurance Proceeds and after deducting: (A) any actual and reasonable costs incurred by any member of the Group in connection with the adjustment or settlement of any claims of any member of the Group in respect thereof; and (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in paragraph (ii) above, including income taxes payable or reasonably estimated to be payable as a result of any gain recognised in connection therewith.

(b)	Subject to Clause 12.3 (Disposal Proceeds) of the Intercreditor Agreement, the Parent shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 10.3 (Application of mandatory prepayments):

(i)	the amount of Disposal Proceeds; and

(ii)	the amount of Insurance Proceeds.

10.3	Application of mandatory prepayments

(a)	A prepayment made under Clause 12.2 (Disposal and Insurance Proceeds) shall be applied in the following order:

(i)	first, in prepayment and cancellation of Utilisations and cancellation of Commitments;

(ii)	secondly, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments; and

(iii)	last, in cancellation of Available Commitments under the Facility (and the Available Commitments of the Lenders under the Facility will be cancelled rateably).

(b)	The Borrowers shall prepay Loans, in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds (and in any event not later than the first Business Day following the date of receipt by any member of the Group of those proceeds).

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10.4	Excluded proceeds

Where Excluded Claims Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definitions of Excluded Claims Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds), the Obligors’ Agent shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

11.	Restrictions

11.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of those clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

11.3	Reborrowing of the Facility

Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

11.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

11.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, voluntary prepayment and cancellation) it shall promptly forward a copy of that notice or election to either the Obligors’ Agent or the affected Lender, as appropriate.

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11.7	Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of the Facility will, to the extent not already cancelled in accordance with any other provision of this Agreement, be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 11.7 shall reduce the Commitments of the Lenders rateably under the Facility.

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Section 5

Costs of Utilisation

12.	Interest

12.1	Calculation of interest

Subject to the rest of this Clause 12.1, each Loan will bear interest for each Interest Period at the percentage rate per annum which is the aggregate of:

(i)	Margin; and

(ii)	LIBOR or, in relation to any Loan in euro, EURIBOR.

12.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

12.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Obligors’ Agent) of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower (or the Parent) of each Funding Rate relating to a Loan.

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13.	Interest Periods

13.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 13, a Borrower (or the Obligors’ Agent) may select an Interest Period of one, two, three or six Months, or (i) such shorter period as may be necessary to ensure that an Interest Period ends on the Termination Date, or (ii) any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to the Facility.

(d)	A Loan has one Interest Period only.

13.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.	Changes to the Calculation of Interest

14.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR or, if applicable, the Benchmark Rate for the Interest Period of a Loan, the applicable LIBOR or EURIBOR or Benchmark Rate shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR or, if applicable, the Benchmark Rate for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR or EURIBOR or Benchmark Rate shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds: If paragraph (i) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR or Benchmark Rate for that Loan and clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR or EURIBOR or a Benchmark Rate is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

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(b)	If at or about:

(i)	noon on the Quotation Day; or

(ii)	in the case of a Benchmark Rate, the time specified in respect of the relevant currency in Schedule 12 (Other Benchmarks),

none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

14.3	Market disruption

(a)	If before:

(i)	close of business in London on the Quotation Day for the relevant Interest Period; or

(ii)	in the case of a Loan in a Non-LIBOR Currency, the time specified in respect of that currency in Schedule 12 (Other Benchmarks),

the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR or, if applicable, the Benchmark Rate then clause 14.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

14.4	Cost of funds

(a)	If this clause 14.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling one Business Day after the Quotation Day (or, if earlier, on the date falling one Business Day before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this clause 14.4 applies and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

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(d)	If this clause 14.4 applies pursuant to clause 14.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR or, in relation to any Loan in euro, EURIBOR or, in relation to any Loan in a Non-LIBOR Currency, the Benchmark Rate; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to a Loan in euro, EURIBOR or, in relation to a Loan in a Non-LIBOR Currency, the Benchmark Rate.

14.5	Notification to Parent

If clause 14.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Parent.

14.6	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.	Fees

15.1	Commitment fee

(a)	The Parent shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of the percentage per annum equal to 35 per cent of the applicable Margin from time to time in respect of the Facility on that Lender’s Available Commitment under the Facility for the Availability Period applicable to the Facility.

(b)	The accrued commitment fee is payable on the First Utilisation Date and after the First Utilisation Date on the last day of each successive period of three Months which ends during the relevant Availability Period on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.2	Arrangement fee

The Parent shall pay to the Arrangers an arrangement fee in the amount, manner and at the times agreed in a Fee Letter.

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15.3	Agency fee

The Parent shall pay to the Agent (for its own account) an agency fee in the amount, manner and at the times agreed in a Fee Letter.

15.4	Security Agent fee

The Parent shall pay to the Security Agent (for its own account) a security agent fee in the amount, manner and at the times agreed in a Fee Letter.

15.5	Interest, commission and fees on Ancillary Facilities

The rate, manner and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

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Section 6

Additional Payment Obligations

16.	Tax Gross Up and Indemnities

16.1	Definitions

(a)	In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(i)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part 2 of Schedule 1 (The Original Parties), and

(1)	where the Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(2)	where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(ii)	where it relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and

(1)	where the Borrower is a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(2)	where the Borrower is not a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(1)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

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(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

a.	a company so resident in the United Kingdom; or

b.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

c.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(3)	a Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

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(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on interest by the United Kingdom, except that for this purpose it shall be assumed that any necessary procedural formalities have been completed.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(i)	an Original Lender identified specifically as such in Part 2 of Schedule 1 (The Original Parties); and

(ii)	a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as Lender.

(b)	Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting reasonably and in good faith.

16.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

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(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Parent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)

(1)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(2) of the definition of Qualifying Lender; and

(2)	an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent a certified copy of that Direction; and

(3)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(2) of the definition of Qualifying Lender and;

(1)	the relevant Lender has not given a Tax Confirmation to the Parent; and

(2)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Parent, on the basis that the Tax Confirmation would have enabled the Parent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

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(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)	Subject to paragraph (ii) below, a Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and maintain that authorisation where an authorisation expires or otherwise ceases to have effect.

(ii)

(1)	A Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 of Schedule 1 (The Original Parties); and

(2)	a New Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(1)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(2)	that Lender’s passport has expired; or

(3)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

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and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in promptly completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(j)	A UK Non-Bank Lender which is an Original Lender gives a Tax Confirmation to the Parent by entering into this Agreement.

(k)	A UK Non-Bank Lender shall promptly notify the Parent and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(l)	Each Lender undertakes to promptly inform the Parent if it becomes aware that, other than by reason of a change of law, it is not a Qualifying Lender in respect of any interest payment to be made under an advance under a Finance Document.

16.3	Tax indemnity

(a)	The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 16.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross-up) applied; or

(3)	relates to a FATCA Deduction required to be made by a Party; or

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(4)	(for the avoidance of doubt) is suffered or incurred in respect of any Bank Charge (or any payment attributable to, or liability arising as a consequence of, a Bank Charge);

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Lender Status Confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 16.5 then such that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 16.5.

16.6	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for any such stamp duty, registration or other similar Taxes payable:

(a)	in respect of a voluntary assignment, transfer or sub-participation of a Loan or any rights under this Agreement (or part thereof) by a Finance Party; or

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(b)	upon a voluntary registration made by any Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of another Party under a Finance Document.

16.7	Value added tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 16.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

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(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

16.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(1)	a FATCA Exempt Party; or

(2)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase) and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase);

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(1)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(2)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

16.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Agent and the Agent shall notify the other Finance Parties.

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17.	Increased Costs

17.1	Increased costs

(a)	Subject to Clause 17.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

17.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3	Exceptions

(a)	Clause 17 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)	attributable to a FATCA Deduction required to be made by a Party; or

(v)	suffered or incurred in respect of any Bank Charge (or any payment attributable to, or liability arising as a consequence of, a Bank Charge).

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(b)	In this Clause 16.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

18.	Other Indemnities

18.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence or continuance of any Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Parent or a Borrower (or the Obligors’ Agent on its behalf) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Obligors’ Agent.

18.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default;

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(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 33.10 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 18.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

19.	Mitigation by the Lenders

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2	Limitation of liability

(a)	The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

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20.	Costs and Expenses

20.1	Transaction expenses

The Parent shall promptly on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, completion and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 33.10 (Change of currency), the Parent shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Security Agent’s ongoing costs

(a)	In the event of an Event of Default and the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Parent agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Parent shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Parent fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Parent or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Parent) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

20.4	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party on a full indemnity basis the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out of pocket expenses) and any VAT thereon incurred by it in connection with the enforcement of or the preservation of or the release of any rights under any Finance Document or any of the documents referred to in such documents in any jurisdiction and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

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Section 7

Guarantee and Indemnity

21.	Guarantee and Indemnity

21.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any legal limitation, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension or restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or Security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(f)	any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or Security;

(g)	the failure of any member of the Group to enter into or be bound by any Finance Document;

(h)	any action (or decision not to act) taken by a Finance Party (or any trustee or agent on its behalf) in accordance with Clause 21.7 (Appropriations); or

(i)	any insolvency, dissolution or similar proceedings or from any law, regulation or order.

21.5	Guarantor Intent

Without prejudice to the generality of Clause 21.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing Facilities; refinancing any other indebtedness; making Facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

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(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by return of any amount being payable, or liability arising under this Clause 21.

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and Indemnity);

(e)	to exercise any right of set off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor or its estate in competition with any Finance Party;

and to the extent that any Guarantor is subrogated or entitled to any contribution and/or indemnity by law, that Guarantor (to the fullest extent permitted by law) waives such rights.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics).

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21.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or relate to the assets of the Retiring Guarantor.

21.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.11	Guarantee Limitations

With respect to any Additional Guarantor, this guarantee is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

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Section 8

Representations, Undertakings and Events of Default

22.	Representations

22.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party in accordance with Clause 22.25 (Times when representations made).

(b)	For ease of reference only, the representations and warranties in this Clause 22 marked with an asterisk are the Repeating Representations

22.2	*Status

(a)	It and each of its Subsidiaries (a) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Finance Documents to which it is a party and to carry out the transactions contemplated thereby (including the Refinancing Transactions), and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

22.3	*Binding obligations

(a)	Each Transaction Document has been duly executed and delivered by each Obligor that is a party thereto and is the legally valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganisation, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)	The provisions of each of the Transaction Security Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favour of the Security Agent, for its benefit and the benefit of the Secured Parties, a valid and enforceable Security interest upon all right, title and interest of each Obligor in and to the collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, except as may be limited by bankruptcy, insolvency, reorganisation, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and upon (i) the utilisation of the Facility hereunder, (ii) the filing of appropriately completed UCC financing statements and continuations thereof in the jurisdictions specified therein, (iii) with respect to United States Copyright registrations, the recordation of an appropriately completed short-form Intellectual Property Security Agreement in the United States Copyright Office, and (iv) with respect to Deposit Accounts (as defined in the Note Purchase Agreement as at the original date thereof) maintained at financial institutions located in the US, when the Collateral Agent has “control” within the meaning of Section 9-104 of the applicable UCC and (v) with respect to any Transaction Security Document entered into by an Obligor incorporated in England and Wales, the registration of such Transaction Security Document with Companies House in England and Wales and to the extent relevant, the Trade Marks Registry at the Patent Office in England and Wales and HM Land Registry in England and Wales, such Security interest shall constitute a fully perfected and First Priority Security interest in such right, title and interest of such Obligor, in and to such collateral, to the extent that such Security interest can be perfected by such actions.

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22.4	*Non-conflict with other obligations

The execution, delivery and performance by Obligors of the Transaction Documents to which they are parties and the consummation of the transactions contemplated by the Transaction Documents (including the Refinancing Transactions) do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Parent or any of its Subsidiaries, (ii) any of the Constitutional Documents of the Parent or the equivalent documents of any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Parent or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Parent or any of its Subsidiaries; (c) result in or require the creation or imposition of any Security upon any of the properties or assets of the Parent or any of its Subsidiaries (other than any Transaction Security); or (d) require any approval of stockholders, members or partners or any approval or consent of any person under any Contractual Obligation of the Parent or any of its Subsidiaries, except in the case of clauses (a)(i), (a)(iii), (b) and (c) as would not reasonably be expected to have a Material Adverse Effect.

22.5	*Power and authority

The execution, delivery and performance of the Transaction Documents have been duly authorised by all necessary action on the part of each Obligor that is a party thereto.

22.6	*Validity and admissibility in evidence

The execution, delivery and performance by the Obligors of the Transaction Documents to which they are parties and the consummation of the transactions contemplated by the Transaction Documents (including the Refinancing Transactions) do not and will not require any registration with, consent or approval (including Gaming Approval) of, or notice to, or other action to, with or by, any Governmental Authority (including any foreign exchange approval), except for filings and recordings with respect to the Transaction Security to be made, or otherwise delivered to the Security Agent for filing and/or recordation, as of the Closing Date.

22.7	*Governing law and enforcement

(a)	The law expressed to be the governing law in each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor executing that Finance Document.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

22.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step each as described in paragraph (a) of Clause 26.7 (Insolvency Proceedings); or

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(b)	creditors’ process described in Clause 26.8 (Creditors’ process),

has been taken or, to the knowledge of the Parent, threatened in writing in relation to a member of the Group; and none of the circumstances described in Clause 26.6 (Insolvency) applies to any member of the Group.

22.9	Payment of Taxes

(a)	Except as otherwise permitted under the Note Purchase Agreement as at the original date thereof, all Tax returns and reports of the Parent and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable, and all other taxes, assessments, fees and other governmental charges upon the Parent and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.

(b)	There is no Tax assessment against the Parent or any of its Subsidiaries which is not being actively contested by the Parent or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with the Accounting Principles shall have been made or provided therefor.

(c)	There are no stamp, registration, notarial or similar Taxes or fees imposed by the jurisdiction of organization of the Parent and its Subsidiaries (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such Tax or fee) on or by virtue of the execution or delivery of the Credit Documents.

(d)	It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

22.10	*No default

Neither the Parent nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

22.11	No misleading information

No representation or warranty of any Obligor contained in any Transaction Document or in any other documents, certificates or written statements furnished to the Finance Parties by or on behalf of the Parent or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and other forward looking statements or information of a general economic or industry specific nature) contains any untrue statement of a material fact or omits to state a material fact (known to the Parent or the Issuer, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein (when taken as a whole) not materially misleading in light of the circumstances in which the same were made. Any projections, budgets and forward looking information and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Parent or the Issuer to be reasonable at the time made, it being recognized by Finance Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to the Parent or the Issuer (other than matters of a general economic or industry specific nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Finance Parties for use in connection with the transactions contemplated hereby.

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22.12	*Original Financial Statements

(a)	Its Original Financial Statements were prepared in conformity with the Accounting Principles and fairly present, in all material respects, the financial position, on a consolidated basis, of the persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

(b)	On and as of the Closing Date, the projections of the Parent and its Subsidiaries for the Financial Year ending on September 30, 2018 through and including the Financial Year ending September 30, 2024 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Parent (which as of delivery thereof, management of the Parent believed were reasonable and attainable); provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

(c)	Its most recent financial statements delivered pursuant to Clause 23.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly present in the context of management accounts (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(d)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared.

22.13	No Material Adverse Effect

Since September 30, 2017, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

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22.14	No proceedings pending or threatened

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

22.15	No breach of laws

(a)	Each of the Parent and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any interest (fee, leasehold or otherwise) owned by any Obligor in any real property (a “Real Estate Asset”) or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Parent or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

22.16	Environmental laws

(a)	Neither the Parent nor any of its Subsidiaries nor any of their respective Business Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of the Parent and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries nor, to any Obligor’s knowledge, any predecessor of the Parent or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Business Facility, and none of the Parent’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent (excepting in both circumstances, recycling or recovery of Hazardous Materials used in office equipment or applications in the ordinary course of business). Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Parent or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

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22.17	Shares

The Equity Interests of each of the Parent and its Subsidiaries has been duly authorised and validly issued and is fully paid and non-assessable. Except as set forth in Schedule 4.2 of the Note Purchase Agreement, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Parent or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Parent or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Parent or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Parent or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Parent or any of its Subsidiaries.

22.18	Intellectual Property

Except as set forth in Schedule 4.28 of the Note Purchase Agreement, each of the Parent and its Subsidiaries owns or licenses or otherwise has the right to use all Patents, Patent applications, Trademarks, Trademark applications, service marks, trade names, Copyrights, Copyright applications and other Intellectual Property rights that are necessary in all material respects for the operation of its business, without infringement upon or conflict with the rights of any other person with respect thereto, and all such Intellectual Property owned by an Obligor is subsisting and, to the knowledge of such party, valid and enforceable, has not been abandoned, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting such party’s rights thereto, except, in each case, for such failure to possess such rights, infringements, conflicts, nonsubsistence, invalidity, unenforceability, abandonment or outstanding orders, judgments or decrees, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.28 of the Note Purchase Agreement, no such Intellectual Property is the subject of any material licensing agreement as to which any of the Parent or its Subsidiaries is a party. To the knowledge of any of the Parent or its Subsidiaries, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any of the Parent or its Subsidiaries infringes any Patent, Trademark, service mark, trade name, Copyright, license or other Intellectual Property owned by any other person in any material respect, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Obligor, threatened in writing, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

22.19	*Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its ‘centre of main interest’ (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no ‘establishment’ (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

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22.20	Insurance

The Parent and its Subsidiaries maintains the insurance required by Clause 25.21 (Insurance). All insurance maintained by the Parent and its Subsidiaries on the Closing Date has been disclosed to the Security Agent in writing prior to the Closing Date.

22.21	Pensions

Except for the Leisure Link Group Pension Scheme:

(a)	neither it nor any of its Subsidiaries is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and

(b)	neither it nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.

22.22	Sanctions

Neither it, nor any of its Subsidiaries (nor any director, nor, to the best of its knowledge (after due and careful inquiry), any officer, employee, affiliate, agent or representative of it or any of its Subsidiaries) is a person that is, or is owned or controlled by a person that is:

(a)	the subject of any economic or financial sanctions or trade embargoes implemented, administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Departments of State or Commerce or any other US government authority, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Department for Business, Innovation and Skills or any other UK government authority each a “Sanctions Authority” (collectively, “Sanctions”); or

(b)	located, organised or resident in a country or territory that is the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan, Syria and Burma/Myanmar) (“Sanctioned Countries”).

22.23	Properties

Each of the Parent and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Original Financial Statements and in the most recent financial statements delivered pursuant to Clause 23.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under the Note Purchase Agreement as at the original date thereof. Except as permitted by this Agreement and the Note Purchase Agreement as at the original date thereof, all such properties and assets are free and clear of Security.

22.24	Gaming Approvals

The Parent and its Subsidiaries have (a) all applicable Gaming Licenses necessary for the operation of their business as currently conducted and all such Gaming Licenses are valid and in full force and effect and (b) all other applicable governmental approvals necessary for the operation of their business as currently conducted and all such other governmental approvals are valid and in full force and effect.

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22.25	Times when representations made

(a)	All the representations and warranties in this Clause 22 are made by each Original Obligor on the date of this Agreement and the Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request.

(c)	All the representations and warranties in this Clause 22 (except Clause 22.11 (No misleading information) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

23.	Information Undertakings

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 23:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 23.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements for a Financial Quarter delivered pursuant to paragraph (b) of Clause 23.1 (Financial Statements).

23.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 90 days after the end of each of its Financial Years its audited consolidated financial statements for that Financial Year;

(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years its Quarterly Financial Statements in respect of that Financial Quarter, provided that the Quarterly Financial Statements may be delivered along with the monthly board report referred to in paragraph (c)(ii) below (provided that the relevant monthly board pack is delivered within 45 days after the end of the relevant Financial Quarter); and

(c)	as soon as they are available, but in any event:

(i)	within 30 days after the end of each month, financial information for that month in substantially the form of the financial information contained in the monthly board report most recently distributed to the Original Lender prior to the date of this Agreement; and

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(ii)	promptly following its distribution to the board of directors of the Parent its monthly board report for that month (in substantially the form of the monthly board report most recently distributed to the Original Lender prior to the date of this Agreement), provided that the Parent shall not be required to disclose any information that would reasonably be expected (as determined by the Parent in good faith) to create a conflict of interest for any Finance Party to the extent made available to them; provided, further, that the Parent shall not be required to disclose or provide any information in respect of which disclosure to the Agent or any Lender (or any of their respective representatives) is prohibited by any applicable law or regulation, (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product, or (iii) in respect of which any member of the Group is a party to an agreement with a third party that imposes confidentiality obligations on such member of the Group and would violate the applicable confidentiality provisions of such agreement.

23.2	Provision and contents of Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things set out (in reasonable detail) computations as to compliance with Clause 24 (Financial covenants).

(c)	Each Compliance Certificate shall be signed by two directors one of whom must be the Chief Financial Officer of the Group and, if required to be delivered with the consolidated Annual Financial Statements of the Parent, shall be reported on by the Parent’s Auditors in the form agreed by the Parent and the Majority Lenders but only if at least five Business Days before the last date for the delivery of such Compliance Certificate the Lenders have agreed an engagement letter with the Auditors for the provision of such report.

23.3	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements, Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors; and

(ii)	each set of Quarterly Financial Statements shall include:

(1)	a balance sheet, profit and loss account and cashflow statement for the period from the beginning of the current Financial Year to the end of the relevant month or Financial Quarter; and

(2)	a balance sheet, profit and loss account and cashflow statement for the relevant month or Financial Quarter,

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and is accompanied by a statement by the directors of the Parent commenting on:

(A)	the performance of the Group for the month to which the financial statements relate and the Financial Year to date;

(B)	a comparison of actual performance to date against the prior Financial Year and the most recently delivered Budget; and

(C)	any material developments or material proposals affecting the Group or its business

(b)	Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements):

(i)	shall be certified by the Chief Financial Officer as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the Chief Financial Officer comparing actual performance for the period to which the financial statements relate to:

(1)	the projected performance for that period set out in the Budget; and

(2)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model, unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model were prepared; and

(2)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 24 (Financial covenants) has been complied with; to determine the Margin as set out in Clause 12.1 (Calculation of interest); .

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Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.

(c)	If the Agent receives a report from the Parent’s Auditors pursuant to sub-paragraph (b)(iii) above, the Majority Lenders (in consultation with the Parent and the Auditors) may require such changes to the covenants set out in Clause 24 (Financial covenants) as are necessary solely to reflect the changes notified to them.

(d)	If at any time when the Majority Lenders have reasonable grounds to believe a Default is continuing and the Majority Lenders wish the Agent to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Parent, stating the questions or issues which the Majority Lenders wish to discuss with the Auditors. In this event, the Parent must ensure that the Auditors are authorised (at the expense of the Parent):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent;

(ii)	to verify any financial information required by the Finance Documents to be provided to the Agent;

(iii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request; and

(iv)	to verify any figures required to calculate the financial covenants in Clause 24 (Financial covenants) or the Margin.

(e)	If following discussions with the Parent’s Auditors pursuant to paragraph (d) above, the Majority Lenders (acting reasonably) have grounds to believe that there has been a breach of Clause 24 (Financial Covenants) which has not been disclosed in the Quarterly Financial Statements or by discussions with the Auditors pursuant to paragraph (d) above, they may require (at the Parent’s expense) an independent firm of accountants acceptable to the Majority Lenders to carry out an appropriate investigation and give a certificate satisfactory to the Majority Lenders concerning any matter referred to in sub-paragraph (d)(i) above or the calculation of any term defined in Clause 24.1 (Financial definitions).

23.4	Budget

(a)	The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 60 days after the start of each of its Financial Years, an annual Budget for that Financial Year.

(b)	The Parent shall ensure that each Budget:

(i)	is in a format reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 23.1 (Financial Statements); and

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(iii)	has been approved by the board of directors of the Parent.

(c)	If the Parent updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

23.5	Presentations

Once in every Financial Year (or twice in a Financial Year if requested by the Agent if the Agent reasonably suspects that an Event of Default is continuing) at least two directors of the Parent (one of whom shall be the Chief Financial Officer) must give a presentation to the Finance Parties in London about the on-going business and financial performance of the Group.

23.6	Year-end

(a)	The Parent shall procure that the end of each Financial Year of each member of the Group falls on 30 September, provided that each member of the Group shall be permitted to change the date of the end of its Financial Year to 31 December by delivery by the Parent to the Agent of written notice to that effect.

(b)	The Parent shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on a Quarter Date.

23.7	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which have been commenced or are current, threatened or pending against any member of the Group, and which, if adversely determined would involve a liability, or a potential or alleged liability, exceeding £1,000,000 (or its equivalent in other currencies);

(c)	promptly upon becoming aware of the relevant claim, the details of any disposal or insurance claim which will require a prepayment under Clause 10.2 (Disposal and Insurance Proceeds);

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(e)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to Senior Management and an up to date copy of its Shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request.

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23.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Security Agent or any Lender), the Security Agent or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (in each case, for itself) in order for the Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Security Agent and the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 29 (Changes to the Obligors).

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(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent, the Security Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Security Agent or any Lender) or the Security Agent or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, the Security Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

24.	Financial covenants

24.1	Financial definitions

In this Clause 24:

“Capital Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with the Accounting Principles in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that person.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Parent and its Subsidiaries, on a consolidated basis and without duplication equal to:

(i)            Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for

(a) Consolidated Interest Expense,

(b) provisions for taxes based on income,

(c) total depreciation expense,

(d) total amortization expense,

(e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period but including an amount not to exceed $2,000,000 in the relevant Relevant Period for any amortization of a prepaid Cash charge that was paid in a prior period),

(f) (1) any non-cash charges or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement, (2) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under this clause (2), to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Parent as a capital contribution or as a result of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent utilized for purposes of funding such item and (3) any cash income taxes paid by the Parent in respect of the management equity transactions described in clause (2),

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(g) (1) the fees, premiums, expenses and other transaction costs incurred in connection with this Agreement, the Note Purchase Agreement as at the original date thereof and the transactions contemplated hereby and thereby (including to fund any OID and upfront fees), (2) transaction fees, costs and expenses incurred in connection with incurrence (or modification) of Financial Indebtedness or Permitted Acquisitions (or any such transaction proposed and not consummated), (3) transaction fees, costs and expenses incurred in connection with any other acquisitions in an amount not to exceed $500,000 in the aggregate for the relevant Relevant Period, (4) transaction fees, costs and expenses incurred in connection with the consummation of any Investment (other than Investments in Cash Equivalent Investments or Permitted Acquisitions), Disposals, Permitted Distributions, Permitted Share Issues or capital contributions in an amount not to exceed $500,000 in the aggregate for the relevant Relevant Period and (5) fees, costs and expenses to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance; provided, in respect of any fees, costs and expenses added back pursuant to this clause (5), the Parent in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) Financial Quarters (it being understood that to the extent not actually received within such Financial Quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such Financial Quarters,(h) any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to any adjustments arising by reason of the application of certain accounting principles with respect to ASC 805 (relating to changes in accounting for earn-out obligations),

(i) any extraordinary, unusual, one-time or non-recurring items, or any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, business optimization and other restructuring and integration costs, charges, accruals, reserves and expenses, including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and curtailments (including the cessation of the Mexican server-based gaming division), costs related to the entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) but excluding the costs, expenses and charges of any implemented severance program; provided that the amounts added to the calculation of Consolidated Adjusted EBITDA pursuant to this clause (i) for the relevant Relevant Period shall not exceed $2,000,000 in the aggregate,

(j) costs, expenses and charges of any implemented severance program incurred in such Relevant Period,

(k) costs and expenses associated with maintaining and administering Pension Plans in an amount not to exceed $250,000 in the relevant Relevant Period plus or minus amortisation of pension scheme net loss, and

(l) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received, so long as the Issuer in good faith expects to receive the same within the next two (2) Financial Quarters (it being understood that to the extent not actually received within such Financial Quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA for such Financial Quarters), and

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(m) one-time gaming related taxes (other than on profits) or duties, or VAT (as defined in the Note Purchase Agreement as at the original date thereof) payable in connection with a change in law, minus

(ii)           non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (to the extent deducted in calculating Consolidated Net Income) or minus (to the extent included in calculating Consolidated Net Income), as applicable the sum of

(a) any non-cash impairment charge or asset write-off (other than accounts receivable or inventory and the amortization of intangibles),

(b) the amount of any expense or deduction (or any gain or income) associated with any Subsidiary attributable to non-controlling interests or minority interests of third parties,

(c) extraordinary, unusual, one-time or non-recurring costs and payments, outside of the ordinary course of business, in respect of actual or prospective legal settlements, fines, judgments or orders,

(d) net gains or losses in the fair market value of any Hedging Agreements, and

(e) unrealised or realised net foreign currency translation or transaction gains or losses impacting net income (including, without limitation, currency remeasurements of indebtedness and any net gains or losses from Hedging Agreements for currency exchange risk associated with the above or any other currency related risk).

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Parent and its Subsidiaries on a consolidated basis equal to (i) “Cash Paid During the Period for Interest” plus (ii) “Cash Paid During the Period for Income Taxes” in accordance with the Accounting Principles plus (iii) cash payments made by the Parent and its Subsidiaries during such period into a Foreign Plan in an amount not to exceed the mandatory contributions with respect to such Foreign Plan as are required to be paid during such Relevant Period.

“Consolidated Growth Capital Expenditure” means, for any period, the amounts for the Group on a consolidated basis equal to the aggregate of:

(a)	any expenditure during such period which constitute a Permitted Acquisition; and

(b)	any expenditure during such period for Machines and Spares in connection with new customers of the Group or expansion into new customer or geographical markets.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with the Accounting Principles and capitalised interest) of the Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Financial Indebtedness of the Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

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“Consolidated Maintenance Capital Expenditure” means, for any period, the aggregate amount of all expenditure of the Group during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalised, reflected in the consolidated statement of cash flows of the Group, provided that Consolidated Maintenance Capital Expenditure shall not include:

(a)	any expenditure for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Excluded Insurance Proceeds or Excluded Disposal Proceeds; or

(b)	any expenditure which constitute Consolidated Growth Capital Expenditure.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with the Accounting Principles, minus (ii) (a) the income (or loss) of any person (other than a Subsidiary of the Parent) in which any other person (other than the Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any of its Subsidiaries by such person during such period, (b) except to the extent permitted to be included pursuant to Section 1.4 of the Note Purchase Agreement as at the original date thereof, the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries or that person’s assets are acquired by the Parent or any of its Subsidiaries, (c) the income of any Subsidiary of the Parent that is not an Obligor to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Disposals or returned surplus assets of any Pension Plan (as defined in the Note Purchase Agreement as at the original date thereof), (e) the income (or loss) attributable to the early extinguishment of Financial Indebtedness, and (f) other income/expenses representing the expected return on Pension Plan assets less interest cost, shown within “All Other Income/Expense” in the Parent’s publicly filed financial statements.

“Consolidated Total Debt” means, at any time, the aggregate amount of all (i) indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with the Accounting Principles and (iii) all purchase money Financial Indebtedness, at such time of the Parent and its Subsidiaries (determined on a consolidated basis).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 30 September in each year, provided that at the written election of the Parent delivered to the Agent, such date may be changed to 31 December.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(i) the sum, without duplication, of the amounts determined for the Parent and its Subsidiaries on a consolidated basis for the relevant Relevant Period equal to (a) “Net Cash Provided by Operating Activities” in accordance with the Accounting Principles plus (b) in each case, to the extent reducing “Net Cash Provided by Operating Activities”, (1) cash expenditures in respect of any extraordinary, exceptional or unusual items in an amount not to exceed $2,000,000 in any Relevant Period, (2) the cash expenditures made with respect to the early extinguishment or conversion of Financial Indebtedness, obligations under Hedging Agreements or other derivative instruments, in each case, to the extent approved by the Requisite Purchasers (under and as defined in the Note Purchase Agreement as at the original date thereof), (3) reasonable fees, expenses or charges incurred in connection with any Permitted Acquisition, (4) cash payments made by the Parent and its Subsidiaries during the relevant Relevant Period into a Foreign Plan in an amount not to exceed the mandatory contributions with respect to such Foreign Plan as are required to be paid during such relevant Relevant Period, (5) “Cash Paid During the Period for Income Taxes” in accordance with the Accounting Principles and (6) “Cash Paid During the Period for Interest” in accordance with the Accounting Principles; minus (c) (1) Consolidated Maintenance Capital Expenditures and (2) any upfront cash receipts received in respect of the expenditures described in paragraph (b) of the definition of Consolidated Growth Capital Expenditures; to

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(ii) Consolidated Fixed Charges for such Relevant Period.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates of the Group within each Financial Year.

“Quarter Period” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

“Relevant Period” means each period of four consecutive Quarter Periods ending on a Quarter Date (which for the avoidance of doubt may include periods prior to the Closing Date).

“Subject Transaction” means any Investment that results in a person becoming a Subsidiary, any Permitted Acquisition, any Disposal that results in a Subsidiary of the Parent ceasing to be a Subsidiary of the Parent, any Disposal of a business unit, line of business or division of the Parent or any of its Subsidiaries or any incurrence or repayment of Financial Indebtedness (other than Financial Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or Permitted Distribution that by the terms of this Agreement or the Note Purchase Agreement as at the original date thereof requires such test to be calculated on a “Pro Forma Basis” or subject to “Pro Forma Compliance” (each as defined in the Note Purchase Agreement as at the original date thereof).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum of (A) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the Relevant Period.

24.2	Financial condition

The Parent shall ensure that:

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(a)	Total Leverage Ratio

The Total Leverage Ratio in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2
Relevant Period expiring	Ratio
30 September 2018	3.50:1.00
31 December 2018	3.50:1.00
31 March 2019	3.50:1.00
30 June 2019	3.50:1.00
30 September 2019	3.25:1.00
31 December 2019	3.25:1.00
31 March 2020	3.25:1.00
30 June 2020	3.25:1.00
30 September 2020	3.00:1.00
31 December 2020	3.00:1.00
31 March 2021	3.00:1.00
30 June 2021	3.00:1.00
30 September 2021 and each Relevant Period thereafter	2.75:1.00

(b)	Fixed Charge Coverage Ratio

The Fixed Charge Coverage Ratio as at the last day of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2
Relevant Period expiring	Ratio
30 September 2019	1.15:1.00
31 December 2019	1.15:1.00
31 March 2020	1.15:1.00
30 June 2020	1.15:1.00
30 September 2020	1.25:1.00
31 December 2020	1.25:1.00
31 March 2021	1.25:1.00
30 June 2021	1.25:1.00
30 September 2021	1.30:1.00
31 December 2021	1.30:1.00
31 March 2022	1.30:1.00
30 June 2022	1.30:1.00
30 September 2022 and each Relevant Period thereafter	1.35:1.00

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(c)	Minimum Liquidity

The Parent shall not permit, as of the last day of any Relevant Period (commencing with the Relevant Period ending 30 September 2018), the aggregate amount of unrestricted Cash and Cash Equivalent Investments included in the consolidated balance sheet of the Parent and its Subsidiaries as of such date that, in each case, are free and clear of all Security other than Permitted Security to be less than $5,000,000.

24.3	Financial testing

(a)	The financial covenants set out in Clause 24.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 23.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate).

(b)	Notwithstanding anything to the contrary herein, the Total Leverage Ratio shall be calculated in the manner prescribed by this Clause 24.3. When calculating the Total Leverage Ratio, any events described in this Clause 24.3 that occurred subsequent to the end of the applicable Relevant Period shall not be given pro forma effect.

(c)	For purposes of calculating the Total Leverage Ratio, Subject Transactions (other than any incurrence or repayment of any Financial Indebtedness) that have been made during the applicable Relevant Period shall be calculated on a pro forma basis assuming that all such Subject Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Subject Transaction) had occurred on the first day of the applicable Relevant Period. If since the beginning of any applicable Relevant Period any person that subsequently became a Subsidiary of the Parent or was merged, amalgamated or consolidated with or into any Subsidiary of the Parent since the beginning of such Relevant Period shall have made any Subject Transaction that would have required adjustment pursuant to this Clause 24.3, then the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Clause 24.3.

(d)	In the event that the Parent or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Financial Indebtedness (including in a connection with any Subject Transaction) included in the calculations of the Total Leverage Ratio (in each case, other than Financial Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), during the applicable Relevant Period, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Financial Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Relevant Period.

(e)	Pro forma calculations made pursuant to this Clause 24.3 shall be made in good faith by a director of the Parent or (if different) the chief executive officer, chief financial officer or treasurer of the Group.

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(f)	No item shall be deducted or credited more than once in any calculation.

(g)	The financial covenants in Clause 24.2 (Financial condition) shall be tested as of the end of each applicable Relevant Period.

(h)	The first test date in respect of paragraph (a) (Total Leverage Ratio) of Clause 24.2 (Financial condition) shall be 30 September 2018 and the first test date in respect of paragraph (b) (Fixed Charge Cover Ratio) of Clause 24.2 (Financial condition) shall be 30 September 2019.

25.	General undertakings

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

25.1	Authorisations

Except as otherwise permitted under this Agreement, each Obligor will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business (including, without limitation all Gaming Approvals); provided, no Obligor (other than the Issuer with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such person, and that the loss thereof is not disadvantageous in any material respect to such person or to the Lenders (taken as a whole). Each Obligor will, and will cause each of its Subsidiaries to, ensure that none of the Subsidiaries set forth in Schedule 6.8 of the Note Purchase Agreement as at the original date thereof individually, owns or maintains assets which have Fair Market Value, or as determined in accordance with GAAP, whichever is greater, in excess of $250,000 at any time (other than intercompany assets consisting of obligations payable to such Subsidiaries as of the Closing Date), unless such Subsidiary becomes a Guarantor hereunder and grants Transaction Security over its assets in accordance with this Agreement.

25.2	Compliance with laws

(a)	Each Obligor will comply, and shall cause each of its Subsidiaries and all other persons, if any, on or occupying any Business Facility to comply (i) with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable ERISA and all Environmental Laws, Gaming Laws, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”), the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and/or any anti-terrorism law and Anti-Corruption Law) and (ii) Contractual Obligations, in each case, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	Each Obligor shall (and shall ensure that each of its Subsidiaries shall) comply in all respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payments of amounts due under this Agreement.

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25.3	Environmental compliance

Each Obligor shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Obligor or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Obligor or any of its Subsidiaries and discharge any obligations it may have to any person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

25.4	Environmental claims

Each Obligor shall (through the Parent) inform the Agent in writing:

(a)	as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Parent or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other persons, with respect to material environmental matters at any Business Facility or with respect to any Environmental Claims;

(b)	promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by the Parent or any of its Subsidiaries to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by the Parent or any other person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) the Parent or the Issuer’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Business Facility that could cause such Business Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(c)	as soon as practicable following the sending or receipt thereof by the Parent or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported by the Parent or any of its Subsidiaries to any Governmental Authority, and (3) any written request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Parent or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(d)	prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Parent or any of its Subsidiaries that could reasonably be expected to (A) expose the Parent or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of the Parent or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorisations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Parent or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Parent or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

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(e)	with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Agent in relation to any matters disclosed pursuant to this Clause.

25.5	Taxation

Each Obligor will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Security interest upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Security interest against any of the assets subject to Transaction Security, such contest proceedings conclusively operate to stay the sale of any portion of the assets subject to Transaction Security to satisfy such Tax or claim or (b) the failure to so pay any such Tax or claim would not reasonably be expected to have a Material Adverse Effect. No Obligor will, nor will it permit any of its Subsidiaries to, (x) file or consent to the filing of any consolidated income tax return with any person (other than the Parent or any of its Subsidiaries) or (y) change its residence for Tax purposes.

Restrictions on business focus

25.6	Merger

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into (or agree to enter into) any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any solvent liquidation or reorganisation which is permitted under the terms of Section 6.8 of the Note Purchase Agreement as at the original date thereof.

25.7	Change of business

No Obligor shall (and the Parent shall ensure that no other member of the Group will) engage in any business other than (i) the businesses engaged in by such member of the Group on the Closing Date and similar or reasonably related or ancillary businesses and (ii) such other lines of business as may be consented to by Majority Lenders.

25.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will):

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(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

25.9	Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to a Permitted Joint Venture.

25.10	Holding Companies

The Parent shall not trade, carry on any business, own any assets or incur any liabilities in each case other than permitted activities under Section 6.13 of the Note Purchase Agreement as at the original date thereof.

Restrictions on dealing with assets and Security

25.11	Preservation of assets

Each Obligor will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) all material properties used in the business of the Parent and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

25.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.13	Negative pledge

(a)	Except as permitted under paragraph (iv) below:

(i)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(ii)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) sell, transfer or otherwise dispose of any of its receivables.

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(iii)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(1)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(2)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(3)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (iii) is termed “Quasi Security”.

(iv)	Paragraphs (i), (ii) and (iii) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(1)	Permitted Security, or otherwise permitted under the terms of either Section 6.8 or Section 6.10 of the Note Purchase Agreement as at the original date thereof ; or

(2)	given under the Finance Documents.

(b)	No Obligor nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Security upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Senior RCF Liabilities (as defined in the Intercreditor Agreement), except as permitted by clause 6.3 of the Note Purchase Agreement as at the original date thereof.

25.14	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer, licence, surrender, set-off or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

25.15	Arm’s length basis

Except as permitted in Section 6.11 of the Note Purchase Agreement as at the original date thereof, no Obligor shall (and the Parent shall ensure no member of the Group will) enter into any transaction with any Affiliate of the Parent except on arm’s length terms and for full market value.

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Restrictions on movement of cash - cash out

25.16	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan (and, in the case of Permitted Loans by the Parent, which is consistent with Clause 25.10 (Holding Companies).

25.17	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee, bond or indemnity in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is a Permitted Guarantee.

25.18	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Parent shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to a Permitted Distribution.

Restrictions on movement of cash - cash in

25.19	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

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25.20	Share capital

No Obligor shall (and the Parent shall ensure no member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

Miscellaneous

25.21	Insurance

The Parent will maintain or cause to be maintained, with financially sound and reputable insurers, such liability insurance, business interruption insurance and property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Parent and its Subsidiaries as may customarily be carried or maintained under similar circumstances by persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such persons. Without limiting the generality of the foregoing, the Parent will maintain or cause to be maintained (a) flood insurance in compliance with any applicable regulations with respect to each Real Estate Asset which is subject to a mortgage in favour of the Security Agent, for the benefit of Secured Parties, and located in an area designated by any Governmental Authority as having special flood or mud slide hazards, and (b) replacement value casualty insurance (or reasonably equivalent policy) on the assets subject to Transaction Security under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by persons of established reputation engaged in similar businesses.

25.22	Pensions

(a)	Except for Leisure Link Group Pension Scheme the Parent shall ensure that no member of the Group is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 39 or 43 of the Pensions Act 2004) such an employer.

(b)	Each Obligor shall immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator which is reasonably likely to lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group.

(c)	Each Obligor shall immediately notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

25.23	Access

Each Obligor shall, and the Parent shall ensure that each member of the Group will, permit any authorised representatives designated by any Finance Party (including the right to appoint third party agents) to visit and inspect any of the properties of any Obligor and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (but only to the extent a member of Senior Management has been provided a bona fide opportunity to attend such meeting), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that so long as no Event of Default has occurred and is continuing, the Obligors shall not be required to permit or reimburse the Finance Parties, taken as a whole, for more than one such visit or inspection in any calendar year.

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25.24	Amendments

(a)	Subject to the Intercreditor Agreement, no Obligor shall (and the Parent shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of its constitutional or organisational or similar documents delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent), or Clause 29 (Changes to the Obligors) except in writing after the Closing Date, in a way which could not reasonably be expected to be materially adverse to the Lenders.

(b)	Subject to the Intercreditor Agreement, no Obligor shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness (as defined in the Note Purchase Agreement as at the original date thereof), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof).

25.25	Guarantors

In the event that any person becomes a Subsidiary (other than an Excluded Subsidiary) of the Parent, the Parent shall (a) promptly cause such Subsidiary to become a Guarantor hereunder and grant Security in favour of the Security Agent, (subject to the Agreed Security Principles, and provided that if the relevant Subsidiary will also become a Guarantor under and as defined in the Note Purchase Agreement, the Security to be granted in favour of the Security Agent hereunder shall be no more extensive than, and no more onerous or restrictive on the relevant Subsidiary than, the corresponding Security to be granted in favour of the Collateral Agent (under and as defined in the Note Purchase Agreement)), and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, legal opinions and certificates reasonably requested by the Security Agent.

25.26	Further assurance

At any time or from time to time upon the reasonable request of the Agent or the Security Agent, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent or the Security Agent may reasonably request in order to effect fully the purposes of the Finance Documents. In furtherance and not in limitation of the foregoing, each Obligor shall take such actions as the Agent or the Security Agent may reasonably request from time to time to ensure that the Senior RCF Liabilities (as defined in the Intercreditor Agreement) are guaranteed by the Guarantors and are secured by substantially all of the assets of the Obligors.

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25.27	Sanctions

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will), to the best of its knowledge and belief (having made due and careful enquiry) directly or indirectly engage in any business activity or transaction with either:

(i)	any person or entity that is the subject of Sanctions (a “Sanctioned Person”), or is owned or controlled, directly or indirectly, by any Sanctioned Person;

(ii)	any person that the Obligor or the applicable Affiliate knows or has reasonable cause to suspect is acting on behalf of any of the above; or

(iii)	any person located, organised or resident in a Sanctioned Country.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person:

(i)	to fund any activities or business of or with any Sanctioned Person; or

(ii)	in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Facility, whether as a Lender, advisor, investor or otherwise), in a manner or to an extent which is, or is reasonably likely to be, materially prejudicial to the interests of any Finance Party or any member of the Group.

(c)	Each Obligor shall ensure that no Sanctioned Person will have any direct property interest in any funds repaid or remitted by any Obligor in connection with the Facility.

(d)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) engage in any activity which might reasonably be expected to cause it to become the subject of Sanctions or knowingly violate applicable Sanctions.

25.28	People with Significant Control regime

(a)	Each Obligor incorporated in England and Wales (a “UK Obligor”) agrees that: (i) it shall not issue a PSC Notice to any person unless required to do so by law; and (ii) it shall send a copy of any PSC Notice issued to any person to the Agent within two Business Days of sending it to that person.

(b)	If at any time any Obligor receives a PSC Notice from a UK Obligor it shall (i) within 2 Business Days send a copy of that PSC Notice to the Agent; (ii) where applicable, promptly respond with the information which it is required by that PSC Notice to give to that UK Obligor (and in any event, such UK Obligor shall respond not later than five Business Days prior to the end of the period prescribed by law for so doing); and (iii) send a copy of such response to the Agent at the same time as it sends such response to the applicable UK Obligor.

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25.29	Conditions Subsequent

Within thirty (30) days of the Closing Date (or such later date as the Agent shall approve), the Parent shall ensure that the Acceding Obligors accede to this Agreement as Additional Guarantors in accordance with the terms of this Agreement.

26.	Events of Default

Each of the events or circumstances set out in this Clause 26 is an Event of Default (save for Clause 26.14 (Acceleration).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner in which it is expressed to be payable unless (other than in the case of a payment of principal) payment is made within 3 Business Days of its due date.

26.2	Financial covenants and other obligations

(a)	Any requirement of Clause 24 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of (i) Clause 3.1 (Purpose), Clause 25.1 (Authorisations) (solely as to a Borrower), Clause 25.30 (Conditions Subsequent), Clause 25.19 (Financial Indebtedness), Clause 25.13 (Negative pledge), Clause 25.18 (Dividends and share redemption), Clause 25.9 (Joint Ventures), Clause 25.7 (Change of business), Clause 25.8 (Acquisitions), Clause 25.14 (Disposals), Clause 25.15 (Arm’s length basis), Clause 25.10 (Holding Companies), Clause 25.24 (Amendments), or (ii) Clause 23.1 (Financial statements), Clause 23.2 (Provision and contents of Compliance Certificate), Clause 23.3 (Requirements as to financial statements), paragraph (a) of Clause 23.8 (Notification of default) or Clause 25.23 (Access).

(b)	No Event of Default under paragraph (a)(ii) shall occur if the failure to comply is remedied or waived within 10 Business Days.

26.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days after the earlier of:

(i)	the Agent giving notice to the Parent or relevant Obligor; or

(ii)	the Parent or an Obligor becoming aware of the failure to comply.

26.4	Misrepresentation

(a)	Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect in any material respect when made or deemed to be made.

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26.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $2,000,000 (or its equivalent in other currencies).

26.6	Insolvency

(a)	A member of the Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group (other than any member of the Group listed on Schedule 6.8 of the Note Purchase Agreement as at the original date thereof);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group(other than any member of the Group listed on Schedule 6.8 of the Note Purchase Agreement as at the original date thereof); or

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(iv)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any action, proceeding, procedure or other step or similar circumstance described therein which is discharged, stayed or dismissed within 60 days of commencement.

26.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group (A) in any individual case an amount in excess of $2,000,000 (or its equivalent in other currencies) or (B) in the aggregate at any time an amount in excess of $2,000,000 (or its equivalent in other currencies) (in either case to the extent not adequately covered by insurance as to which the Issuer’s insurance company has not denied coverage) and is not discharged, vacated, bonded or stayed within 60 days (or in any event later than 5 days prior to the date of any proposed sale thereunder).

26.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor or, any other member of the Group that is party to the Intercreditor Agreement, to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Document or any member of the Group under the Intercreditor Agreement are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

26.10	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 20 days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

26.11	Change of ownership

A Change of Control occurs.

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26.12	Repudiation and rescission of agreements

An Obligor (or any other relevant party other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

26.13	Gaming Licence Revocation

A License Revocation by any Gaming Authority occurs in one or more jurisdictions in which the Parent or any of its Subsidiaries operates or provides gaming services (whether online or otherwise), which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of the Parent and/or the Subsidiaries that in the most recent Relevant Period accounted for five percent (5%) or more of the gross revenues of the Parent and its Subsidiaries on a consolidated basis and such License Revocation continues for a period of fifteen (15) consecutive days

26.14	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(i)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(v)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(vi)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	If the Majority Lenders make a declaration in accordance with paragraph (a) above which relates to only part of the Utilisations under the Facility or which does not include any Utilisation under the Facility, Lenders with at least 662/3 of the Commitments in respect of the Facility must give their consent prior to any such acceleration.

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Section 9

Changes to Parties

27.	Changes to the Lenders

27.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 27 and to Clause 28 (Restrictions on debt purchase Transactions), a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) subject to a minimum transfer amount of £1,000,000 (other than any transfer from a Lender to an Affiliate or a Related Fund of such Lender).

(b)	Notwithstanding paragraph (a) above, no Lender may assign or transfer or sub-participate any of its rights and/or obligations under this Agreement to any member of the Group without the prior consent of all the Lenders.

27.2	Conditions of assignment or transfer

(a)	An Existing Lender must consult with the Parent for no more than 5 days before it may make an assignment or transfer in accordance with Clause 27.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender; or

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

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(c)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 27.4 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender sub-participates, assigns, transfers, novates, creates a trust over or otherwise disposes of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be or becomes obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the sub-participation, assignment, transfer novation, settlement or other change had not occurred.

(e)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

27.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	Subject to Clause 27.9 (Pro rata Interest Settlement) on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

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(iv)	the New Lender shall become a Party as a “Lender”.

27.5	Procedure for assignment

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	Subject to Clause 27.9 (Pro rata interest settlement) on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 27.5 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

27.6	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, or Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

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27.7	Affiliates of Lenders as Hedge Counterparties

(a)	Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty shall, at the same time, become a Party to this Agreement as a Hedge Counterparty in accordance with clause 19.10 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement.

(b)	Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

27.8	Security Interests over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.9	Pro Rata Interest Settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.4 (Procedure for transfer) or any assignment pursuant to Clause 27.5 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but including the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) until the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

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(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(1)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender, and

(2)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.9 have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this clause 27.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this clause 27.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

28.	Restriction on Debt Purchase Transactions

28.1	Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

29.	Changes to the Obligors

29.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.9 (“Know your customer” checks), the Parent may request that any of its wholly owned subsidiaries becomes a Borrower after the Signing Date. That Subsidiary shall become a Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary, and provided always that if, following receipt of “know your customer” information, any Finance Party concludes that the relevant Subsidiary constitutes a ‘relevant financial institution’ for the purposes of Article 2 of The Financial Services and Markets Act 2000 (Excluded Activities and Prohibitions) Order 2014, all the Finance Parties approve the addition of that Subsidiary;

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(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part 2 (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence referred to in sub-paragraph (a)(v) above.

29.3	Resignation of a Borrower

(a)	In this Clause 29.3, Clause 29.5 (Resignation of a Guarantor) and Clause 29.7 (Resignation and release of security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 25.14 (Disposals) or made with the approval of the Majority Lenders (and the Parent has confirmed this is the case).

(b)	If a Borrower is the subject of a Third Party Disposal, the Parent may request that such Borrower (other than the Parent) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 29.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case); and

(iv)	the Parent has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 10.2 (Disposal and Insurance Proceeds).

(d)	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

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(e)	The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

29.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 23.9 (“Know your customer” checks), the Parent may request that any of its wholly owned subsidiaries become a Guarantor after the Signing Date. That Subsidiary shall become a Guarantor if:

(i)	the Majority Lenders approve the addition of that Subsidiary unless it is incorporated in the same jurisdiction as an existing Guarantor;

(ii)	the Parent and the proposed Obligor deliver to the Agent a duly completed and executed Accession Deed; and

(iii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Obligor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(c)	If any legal prohibition would prevent or limit a Subsidiary’s ability to become an Additional Guarantor and/or to enter into Transaction Security, the Obligors shall use their reasonable endeavours lawfully to overcome the prohibition.

29.5	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 29.3 (Resignation of a Borrower)) and the Parent has confirmed this is the case; or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

(b)	subject to paragraph (a) of Clause 19.13 (Resignation of a Debtor) of the Intercreditor Agreement the Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and indemnity);

(iii)	the Parent has provided evidence confirming that the provisions of Clause 25.25 (Guarantors) will continue to be complied with following the resignation of that Guarantor;

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(iv)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 29.3 (Resignation of a Borrower); and

(v)	the Parent has confirmed that it shall ensure that the Disposal Proceeds will be applied, in accordance with Clause 10.2 (Disposal and Insurance Proceeds).

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

29.6	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 0 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.7	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until all Disposal Proceeds resulting from that Third Party Disposal have been irrevocably paid to the Agent in accordance with Clause 10 (Mandatory Prepayment); and

(c)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.

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29.8	Additional Security from existing Obligors

The Obligors shall procure that on acquiring any asset which is of material value, or material to the operation of the business of any Obligor, the Obligor acquiring such asset shall (if such asset is not, in the opinion of the Security Agent, acting reasonably subject to a charge under any existing Security Document) execute and deliver to the Security Agent such further or additional Transaction Security Documents in relation to such assets as the Majority Lenders may reasonably require in substantially the same terms as the Transaction Security Documents (if any) charging similar assets and in any event in compliance with the Agreed Security Principles.

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Section 10

The Finance Parties

30.	Role of the Agent, the Arranger and others

30.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents (other than the Hedging Agreements).

(b)	Each of the Arrangers and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(1)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(2)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

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(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

30.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party excluding, for the avoidance of doubt, any Fee Letter.

(c)	Without prejudice to Clause 27.6 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties. The Agent is not obliged to monitor or enquire whether a Default has occurred.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

30.4	Role of the Arranger

Except as specifically provided in the Finance Documents, each Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

30.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent and/or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arrangers or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

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30.6	Business with the Group

The Agent, the Security Agent, the Arrangers and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.7	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

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(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Parent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Parent and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.8	Responsibility for documentation

None of the Agent, the Arrangers or any Ancillary Lender is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

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30.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), none of the Agent nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(1)	any act, event or circumstance not reasonably within its control; or

(2)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender, in respect of any claim it might have against the Agentor an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

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(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

30.11	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 33.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Parent shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

30.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

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(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 30 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of clause 18.3 (Indemnity to the Agent) and this clause 33 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under clause 19.8 (FATCA information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to clause 19.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

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(iii)	the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Agent, requires it to resign.

30.13	Replacement of the Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.15	Relationship with the Lenders

(a)	Subject to clause 27.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

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(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 35.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information) department and officer by that Lender for the purposes of clause 35.2 (Addresses) and paragraph (a)(ii) of clause 35.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

30.16	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

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(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

30.17	Agent’s management time

(a)	After the occurrence of an Event of Default, any amount payable to the Agent under clause 18.3 (Indemnity to the Agent), clause 20 (Costs and expenses) and clause 30.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 18 (Fees).

30.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.20	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 30.20 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

30.21	Third party Reference Banks

A Reference Bank which is not a Party may rely on clause 30.20 (Role of Reference Banks), paragraph (c) of clause 39.3 (Other exceptions) and clause 41 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

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31.	Conduct of business by the Finance Parties

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	Sharing among the Finance Parties

32.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

32.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

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32.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 32.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

(a)	This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor except where that would be inconsistent with the terms of the Intercreditor Agreement.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.6	Ancillary Lenders

(a)	This Clause 32 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under Clause 26.14 (Acceleration).

(b)	Following the exercise by the Agent of any of its rights under Clause 26.14 (Acceleration), this Clause 32 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to the Designated Net Amount.

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Section 11

Administration

33.	Payment Mechanics

33.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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33.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 33.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required receipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Finance Party Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 30.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 33.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by the Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party).

33.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

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(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Facility;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Facility; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lenders vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9	Currency of account

(a)	Subject to paragraphs (b) to (f) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

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(f)	Unless otherwise stated and whether payment is due from an Obligor or Lender, any payment in respect of drawings under Ancillary Facilities shall be made in the currency in which such drawing is denominated.

33.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.11	Disruption to Payment Systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11; and

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(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

34.	Set-off

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. No security interest is created by this Clause 34.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

35.	Notices

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

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(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document.

35.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number, pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

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(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 35.2.

35.7	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a printable format or otherwise capable of being downloaded by the relevant Website Lender and is in a format previously agreed between the Parent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

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(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under sub-paragraph (c)(i) or sub-paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days.

35.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.	Calculations and Certificates

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

37.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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38.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

39.	Amendments and waivers

39.1	Intercreditor Agreement

This Clause 39 is subject to the terms of the Intercreditor Agreement.

39.2	Required consents

(a)	Subject to Clause 39.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 30.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this clause 39 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

(e)	Paragraph (c) of Clause 27.9 (Pro rata interest settlement) shall apply to this Clause 39.

39.3	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents, but not an extension which results from an amendment to or waiver of the provisions of Clause 10 (Mandatory Prepayment) provided that the amendment or waiver does not involve a change to the application of proceeds;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

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(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 29 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 27 (Changes to the Lenders) or this Clause 39;

(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(1)	the guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity);

(2)	the Charged Property; or

(3)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of paragraph (2) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(x)	any amendment to the order of priority or subordination under the Intercreditor Agreement; or

(xi)	any extension of an Availability Period;

shall not be made without the prior consent of all the Lenders.

(b)	The Security Agent shall be authorised to release any guarantees or Security constituted by the Transaction Security Documents in the event that such release is required to effect a Permitted Disposal or a disposal to which the Majority Lenders have consented in accordance with the Finance Documents. Otherwise the release of any of the guarantees or Security constituted by the Security Documents shall require the consent of Lenders whose Commitments exceed 90% of the Total Commitments.

(c)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, the Security Agent, any Ancillary Lender, a Hedge Counterparty or a Reference Bank may not be effected without the consent of the Agent, the Arrangers, the Security Agent, that Ancillary Lender, that Hedge Counterparty or that Reference Bank.

(d)	If a Lender does not accept or reject a request for an amendment or waiver within 15 Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request) of it being made, or abstains from accepting or rejecting a request, and Lenders whose Commitments exceed 50.1% of the Total Commitments have agreed to such request, its Commitment shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether a certain percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request.

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(e)	Any term of the Finance Documents may be amended or waived by the Parent and the Agent without the consent of any other Party if the Agent (acting reasonably, which may include taking advice requested and received from external counsel to the Agent at the cost of the Parent) is satisfied that the amendment or waiver is to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature.

39.4	Replacement of Screen Rate

Subject to paragraph (a) of clause 42.4 (Other exceptions) if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Parent.

39.5	Replacement of Lenders

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 17.1 (Increased costs) or Clause 16.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

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(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 20 Business Days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give consent to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the Lenders have been given at least 15 Business Days to respond to the request;

(iii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iv)	Lenders whose Commitments aggregate more than 85 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

39.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 39.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

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39.7	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

40.	Confidentiality

40.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and Clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

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40.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 30.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction, any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.8 (Security Interests over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Parent;

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in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom sub paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Disclosure to numbering service providers

(a)	The Agent may disclose to any national or international numbering service provider appointed by the Agent to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

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(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to sub paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between the Agent and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in sub-paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

40.4	Entire agreement

This Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

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40.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent of the circumstances of any disclosure by it of Confidential Information made pursuant to sub paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function.

40.7	Continuing obligations

The obligations in this Clause 40 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

41.	Confidentiality of Funding Rates and Reference Bank Quotations

41.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to clause 12.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

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(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this clause 41 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 12.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

41.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank) as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of clause 41.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 41.

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41.3	No Event of Default

No Event of Default will occur under clause 26.3 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 41.

42.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

43.	Contractual recognition of bail-in

43.1	Bail-In definitions

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

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(ii)	any similar or analogous powers under that Bail-In Legislation.

43.2	Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

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Section 12

Governing law and enforcement

44.	Governing law

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law

45.	Enforcement

45.1	Jurisdiction of English courts

(a)	The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever out of or in connection with the Finance Documents expressed to be governed by English law (including a dispute regarding the existence, validity or termination of any Finance Document or any claim for set-off) or the legal relationships established by any Finance Document (a “Dispute”), only where such Dispute is the subject of proceedings commenced by an Obligor.

(b)	Where a Dispute is the subject of proceedings commenced by one or more Finance Parties, the Finance Parties are entitled to bring such proceedings in any court or courts of competent jurisdiction (including but not limited to the courts of England). If any Obligor raises a counter-claim in the context of proceedings commenced by one or more Finance Parties, that Obligor shall bring such counter-claim before the court seized of the Finance Party’s claim and no other court. The commencement of legal proceedings in one or more jurisdictions shall not, to the extent allowed by law, preclude the Finance Parties from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.

(c)	To the extent allowed by law, each Obligor irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal proceeding, and any claim it may now or hereafter have that any such legal proceeding has been brought in an inappropriate or inconvenient forum.

45.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Gaming Acquisitions Limited at its registered office at the date of this Agreement (or such other address in England and Wales as the Parent may notify to the Agent in writing) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and Gaming Acquisitions Limited by its execution of this Agreement, accepts that appointment); and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

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The Parent expressly agrees and consents to the provisions of Clause 44 (Governing law) and of Clause 45 (Enforcement).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Signatures

The Parent

Inspired Entertainment Inc.

By: /s/ Stewart Baker

Address: 250 West 57th Street, Suite 2223 New York, New York 10107 USA

Fax: +44 (0) 207 438 5803

Attention: Stewart Baker

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The Borrowers

Gaming Acquisitions Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming Group Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming (International) Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming (UK) Limited

By: /s/ Carys Damon

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming (Holdings) Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming (Colombia) Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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The Guarantors

Inspired Entertainment Inc.

By: /s/ Stewart Baker

Address: 250 West 57th Street, Suite 2223 New York, New York 10107 USA

Fax: +44 (0) 207 438 5803

Attention: Stewart Baker

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DMWSL 631 Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Gaming Acquisitions Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming Group Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming (International) Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming (UK) Limited

By: /s/ Carys Damon

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming (Holdings) Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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Inspired Gaming (Colombia) Limited

By: /s/ Stewart Baker

Address: Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax: +44 (0) 207 438 5803

Attention: Carys Damon

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The Arranger

Lloyds Bank plc

By: /s/ Amber Kandraw

Address: 10 Gresham Street, London, EC2V 7AE

Fax: +44 (0) 207 158 3235

Attention: Amber Kundraw

The Agent

Lloyds Bank plc

By: /s/ Amber Kandraw

Address: 10 Gresham Street, London, EC2V 7AE

Fax: +44 (0) 207 158 3235

Attention: Amber Kundraw

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The Security Agent

Cortland Capital Market Services LLC

By: /s/ Emily Ergang Pappas

Address: 225 West Washington St, 9th Floor

Chicago, IL 60606

Fax: (312) 376-0751

Attention: Legal Department and Ryan Morick

Email: legal@cortlandglobal.com and ryan.morick@cortlandglobal.com

With a copy to:

Holland & Knight LLP

131 S. Dearborn St., 30th Floor

Chicago, IL 60603

Attention: Joshua Spencer

Email: joshua.spencer@hklaw.com

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The Original Lender

Lloyds Bank plc

By: /s/ Amber Kandraw

Address      10 Gresham Street, London, EC2V 7AE

Fax:            +44 (0) 207 158 3235

Attention:   Amber Kundraw

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